Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MET-PRO CORPORATION,

CECO ENVIRONMENTAL CORP.,

MUSTANG ACQUISITION INC.

and

MUSTANG ACQUISITION II INC.

dated as of April 21, 2013

i

INDEX OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	6.2(d)
Affiliate	10.4(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)
Antitrust Laws	4.5(b)
Approvals	4.1
Bankruptcy and Equity Exceptions	4.4
Business Day	10.4(b)
Cash Consideration	2.1(b)
Cash Conversion Number	2.3(a)
Cash Electing Company Share	2.1(b)
Cash Election	2.1(b)
Cash Election Number	2.3(b)
Certificate	2.1(c)
Change of Recommendation	6.2(c)
Closing	1.3
Closing Date	1.3
COBRA Benefits	4.13(b)
Code	Recitals
Common Interest Agreements	7.5(c)
Company	Preamble
Company Board Recommendation	4.27
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article IV
Company Employee Plans	4.13(a)
Company Entities	4.20(a)
Company Environmental Permits	4.21(a)
Company Equity Awards	2.5(b)
Company Equity Plans	4.3(a)
Company IP	4.22(e)
Company Option	2.5(a)
Company Permits	4.6(b)
Company Representatives	6.2(a)
Company Rights Agreement	4.31
Company RSU	2.5(b)
Company SEC Reports	4.7(a)
Company Stockholders’ Approval	4.27
Company Stockholders’ Meeting	7.2
Company Termination Fee	9.5(b)
Company Triggering Event	9.4(c)
Competing Proposal	6.2(f)
Confidentiality Agreement	7.5(c)
Conflict Minerals	4.7(e)
Consents	8.1(c)
Control	10.4(c)
Debt Commitment Letter	5.19(a)
Debt Financing	5.19(a)
Delaware Law	1.1
Drop Dead Date	9.2(a)

Defined Term	Section
Election Deadline	2.2(b)
Employee	7.9(a)
Environmental Laws	4.21(a)
Equity Award Consideration	2.5(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
ESOP	4.3(a)
Exchange Act	10.4(d)
Exchange Agent	2.2(a)
Exchange Ratio	2.1(b)
Excluded Shares	2.1(a)
Export Approvals	4.25(a)
FCPA	4.26
Financing	5.19(c)
Financing Agreements	7.14(d)
Financing Requirements	9.3(c)
Financing Source Related Party	7.14(c)
Financing Sources	7.14(c)
First Step Articles of Merger	1.4
First Step Certificate of Merger	1.4
First Step Effective Time	1.4
First Step Merger	Recitals
First Step Surviving Corporation	Recitals
Form of Election	2.2(b)
Fully Diluted Shares	4.3(b)
GAAP	10.4(e)
Government Authority	10.4(f)
Hazardous Substances	4.21(a)
Indemnified Party	7.8(a)
Indemnifying Parties	7.8(b)
Intellectual Property	4.22(e)
IRS	4.13(b)
ISO	4.13(c)
Joint Proxy Statement/Prospectus	4.12
Knowledge	10.4(g)
Law	10.4(h)
Leases	4.18(b)
Lock-Up Agreements	Recitals
Material Adverse Effect	10.4(i)
Material Contract	4.10(a)
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Board Recommendation	5.20(b)
Mergers	Recitals
NASDAQ	2.1(b)
Non-Electing Company Holder	3.2(a)
Non-Electing Company Share	2.1(b)
Non-U.S. Company Employee Plans	4.13(f)
Non-U.S. Parent Employee Plans	5.13(e)
Notice Period	6.2(e)
NYSE	4.5(b)

v

Defined Term	Section
Option Consideration	2.5(a)
OSS License	4.22(e)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Board Recommendation	5.20(a)
Parent Common Stock	2.1(b)
Parent Common Stock Consideration	2.1(b)
Parent Disclosure Schedule	Article V
Parent Employee Plans	5.13(a)
Parent Entities	5.14(a)
Parent Environmental Permits	5.15(a)
Parent Equity Plans	5.3
Parent Material Contract	5.10(a)
Parent Permits	5.6(b)
Parent Policies	5.25
Parent SEC Reports	5.7(a)
Parent Stockholders’ Approval	5.20(a)
Parent Stockholders’ Meeting	7.2
Parent Termination Fee	9.5(c)
Parent Trading Price	2.1(b)
Parent Triggering Event	9.3(c)
Party	Preamble
Patents	4.22(e)
PBGC	4.13(b)
Pennsylvania Law	1.1
Person	10.4(j)
Policies	4.24
Recent Company Balance Sheet	4.9
Recent Parent Balance Sheet	5.9
Registration Statement	4.12
Release	4.21(b)
Requisite Regulatory Approvals	8.1(c)
Rights	4.31
RSU Consideration	2.5(b)
Sarbanes-Oxley	4.7(c)
SEC	Article IV
Second Step Articles of Merger	1.4
Second Step Certificate of Merger	1.4
Second Step Effective Time	1.4
Second Step Merger	Recitals
Section 409A	4.13(e)
Securities Act	10.4(k)
Shortfall Number	2.3(c)
Stock Electing Company Share	2.1(b)
Stock Election	2.1(b)
Subsidiary	10.4(l)
Subsidiary Documents	4.2
Successor Sub	Preamble
Successor Sub Board Recommendation	5.20(c)
Superior Proposal	6.2(f)
Surviving Entity	Recitals

Defined Term	Section
Tax	10.4(m)
Tax Counsel	7.12(b)
Tax Returns	10.4(n)
Trade Secrets	4.22(e)
Voting Agreement	Recitals
WARN	4.14(a)
William Blair	4.28

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2013 (this “Agreement”), is entered into by and among MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), MUSTANG ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and MUSTANG ACQUISITION II INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Successor Sub”). The Company, Parent, Merger Sub and Successor Sub are herein referred to collectively as the “Parties” and each individually as a “Party.”

WITNESSETH

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective stockholders that the Company, Parent and Merger Sub enter into a business combination pursuant to which Merger Sub will merge with and into the Company (the “First Step Merger”), with the Company continuing as the surviving corporation in the First Step Merger and as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”);

WHEREAS, the Parties have determined that immediately following the effectiveness of the First Step Merger, and in pursuance of the overall plan to combine the business activities of the Company and Parent, the First Step Surviving Corporation shall be merged with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Successor Sub continuing as the surviving entity in the Second Step Merger and as a direct wholly owned subsidiary of Parent (the “Surviving Entity”);

WHEREAS, the Boards of Directors of the Company, Parent, Merger Sub and Successor Sub have determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each adopted and approved this Agreement and the Mergers upon the terms and conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall be treated as a single integrated transaction, as contemplated and described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and shall qualify as a reorganization within the meaning of, and as contemplated by, Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (collectively, the “Code”);

WHEREAS, the Parties recognize that if the Mergers do not so qualify as a reorganization, the First Step Merger and the Second Step Merger will be treated as separate transactions for U.S. federal income tax purposes not subject to the “integration doctrine” pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67; and

WHEREAS, concurrently with the execution of this Agreement, certain shareholders of Parent are executing Lock-Up Agreements in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective only upon the First Step Effective Time, and a Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), which Voting Agreement shall become effective upon execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The First Step Merger. At the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, the Pennsylvania Business Corporation Law (as amended from time to time, “Pennsylvania Law”) and the Delaware General Corporation Law (as amended from time to time, “Delaware Law”), as part of an integrated transaction and plan of merger with the Second Step Merger, the First Step Merger shall be consummated, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, subject to the requirements of Section 1.2, continue as the First Step Surviving Corporation and as a direct wholly owned subsidiary of Parent.

Section 1.2 The Second Step Merger. Immediately following the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, Pennsylvania Law and Delaware Law, the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Successor Sub shall continue as the Surviving Entity and as a direct wholly owned subsidiary of Parent. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.

Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barnes & Thornburg LLP, One North Wacker Drive, Suite 4400, Chicago, Illinois 60606, at 8:00 a.m., Central time, on a date to be specified by the Parties (the actual date that the Closing shall occur being hereafter referred to as the “Closing Date”), which shall be no later than the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). In connection with the Closing, each of the Parties shall execute such instruments and agreements as may be required by Pennsylvania Law and Delaware Law in the manner required by such Laws and deliver to and file such instruments and documents with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, as applicable, and the Parties shall take all such other and further actions as may be required by Law to make the Mergers effective.

Section 1.4 Effective Times of the Mergers. Without limiting anything in Section 1.3, in connection with the Closing, the Parties shall cause (a) the First Step Merger to be consummated by filing (i) Articles of Merger (the “First Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware and (b) the Second Step Merger to be consummated by filing (i) Articles of Merger (the “Second Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Second Step Merger, in each case, in such forms as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law and Delaware Law, as applicable. The time of such filing of the First Step Articles of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the First Step Merger is herein referred to as the “First Step Effective Time.” The time of such filing of the Second Step Articles of Merger with respect to the Second Step Merger is herein referred to as the “Second Step Effective Time.”

Section 1.5 Effects of the Mergers.

(a) At the First Step Effective Time, the effects of the First Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Step Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall continue with, or vest in, as the case may be, the Company as the First Step Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Company as the First Step Surviving Corporation. As of the First Step Effective Time, the First Step Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

(b) At the Second Step Effective Time, the effects of the Second Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Successor Sub shall continue with, or vest in, as the case may be, Successor Sub as the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Successor Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Successor Sub as the Surviving Entity. As of the Second Step Effective Time, the Surviving Entity shall be a direct wholly owned subsidiary of Parent.

Section 1.6 Subsequent Actions. If, at any time after the Second Step Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of any of the constituent corporations acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, the directors and officers of the Surviving Entity shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.7 Articles of Incorporation; Bylaws; Directors and Officers of the First Step Surviving Corporation. Unless otherwise agreed in writing by the Company and Parent before the First Step Effective Time, at the First Step Effective Time:

(a) the Articles of Incorporation of the Company shall be amended and restated to read in their entirety as set forth on Exhibit C hereto, until thereafter amended as provided by Pennsylvania Law and such Articles of Incorporation;

(b) the Bylaws of the Company shall be amended and restated to read in their entirety as set forth on Exhibit D hereto, until thereafter amended as provided by Pennsylvania Law, the Articles of Incorporation and such Bylaws; and

(c) the directors of Merger Sub immediately prior to the First Step Effective Time shall serve as the directors of the First Step Surviving Corporation, and the officers of Merger Sub immediately prior to the First Step Effective Time shall serve as the officers of the First Step Surviving Corporation from and after the First Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

Section 1.8 Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Entity. Unless otherwise determined by Parent before the Second Step Effective Time, at the Second Step Effective Time:

(a) the Certificate of Incorporation of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Certificate of Incorporation of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation, except that the name of the Surviving Entity shall be changed to “Met-Pro Corporation”;

(b) the Bylaws of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Bylaws of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such Bylaws, except that the name of the Surviving Entity shall be changed to “Met-Pro Corporation”; and

(c) the directors of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve as the directors of the Surviving Entity, and the officers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve in their respective offices as the officers of the Surviving Entity from and after the Second Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Company Capital Stock. At the First Step Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub, Successor Sub, the Company or the holders of any of the shares of any capital stock of the Company, Parent, Merger Sub or Successor Sub:

(a) All Common Shares, $0.10 par value, of the Company (the “Company Common Stock”) held in treasury or owned directly by the Company, any Subsidiary of the Company, Merger Sub, Successor Sub or Parent (other than shares held in trust accounts, managed accounts and similar accounts) shall cease to exist, and such shares, including any certificates therefore, shall automatically be cancelled and retired, shall not represent capital stock of the First Step Surviving Corporation or the Surviving Entity, and shall not be exchanged for the Merger Consideration. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as “Excluded Shares”; and

(b) Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each a “Cash Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive $13.75 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each a “Stock Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) determined by dividing (A) $13.75 by (B) the Parent Trading Price (such quotient, calculated to the nearest one ten-thousandth, the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Parent Common Stock Consideration”); provided, however, that (x) if the number determined by dividing $13.75 by the Parent Trading Price is less than or equal to 1.0000, the Exchange Ratio shall be 1.0000 and (y) if the number determined by dividing $13.75 by the Parent Trading Price is greater than or equal to 1.3520, the Exchange Ratio shall be 1.3520. Without limiting the foregoing, without the prior written consent of Parent, in no event shall the aggregate number of shares of Parent Common Stock issuable pursuant to this Article II exceed 9,650,000 shares. As used in this Agreement, the term “Parent Trading Price” means the volume weighted average trading price of a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

(iii) Each share of Company Common Stock that is not (A) an Excluded Share or (B) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Common Stock Consideration, as determined pursuant to Section 2.3.

(c) Effective as of the First Step Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates or evidence of shares in book-entry form which immediately prior to the First Step Effective Time evidenced such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.2. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Common Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Common Stock Consideration).

(d) No Fractional Shares. No fractional shares of Parent Common Stock (including any certificates or scrips representing fractional shares of Parent Common Stock) shall be issued in respect of shares of Company Common Stock that are to be converted in the First Step Merger into the right to receive shares of Parent Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive, in lieu of any fractional share of Parent Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3, an amount in cash (without interest), rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the First Step Effective Time, such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 2.3) by (ii) the Parent Trading Price. For purposes of determining any fractional shares interest, to the extent practicable, all shares of Company Common Stock owned by a holder of record of Company Common Stock (other than holders of Excluded Shares) shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such holder of record of Company Common Stock (other than holders of Excluded Shares). For the avoidance of doubt, to the extent practicable, the amount of cash per share of Company Common Stock to be paid to any holder of record pursuant to this Section 2.1(d) shall not exceed the Parent Trading Price.

(e) Adjustments. If, on or after the date of this Agreement and prior to the First Step Effective Time, Parent splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Common Stock, then the Parent Common Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Common Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this Section 2.1(e).

Section 2.2 Election Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b) Parent shall prepare and file as an exhibit to the Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree consistent with the terms of this Agreement (collectively, the “Form of Election”). The Form of Election shall permit each Person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. The Company shall mail, or cause to be mailed, reasonably in advance of the Election Deadline, the Form of Election to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting. The Company shall use commercially reasonable efforts to make, or cause to be made, the Form of Election available to all Persons who become holders of record (or beneficial owners) of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the close of business on the last Business Day immediately preceding the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is three (3) Business Days immediately preceding the Closing Date (or on such other date as the Parties mutually agree).

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates (or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election; provided that each such Form of Election covers all of the shares of Company Common Stock held by each such nominee, trustee or representative for a particular beneficial owner. Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share. After a Cash Election or a Stock Election is properly made with respect to any share of Company Common Stock, no further registration of transfers of such share shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.

(d) Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked or changed with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation or change and such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If a Cash Election or Stock Election is properly and timely revoked or changed with respect to any shares of Company Common Stock, the Certificate or Certificates relating to such revoked or changed Form of Election shall be promptly returned to the holder or representative that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the shares of Company Common Stock represented by such Certificate or Certificates.

(f) The good faith determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made, revoked or changed pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections, revocations and changes were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. Neither the Exchange Agent, Parent nor the Company shall be under any obligation to notify any Person of any defect in a Form of Election. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock. The Exchange Agent may, with the written agreement of Parent and the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any rules that are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 2.3 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the First Step Effective Time:

(i) a number of shares of Company Common Stock equal to the quotient obtained by dividing (A) an amount equal to (1) the product of (x) $7.25 multiplied by (y) the number of Fully Diluted Shares as of immediately prior to the First Step Effective Time minus (2) the aggregate amount of the Equity Award Consideration, by (B) the Cash Consideration (such number of shares, rounded down to the nearest whole number, the “Cash Conversion Number”), shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the remainder of the shares of Company Common Stock shall be converted into the right to receive the Parent Common Stock Consideration per share.

(b) If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i) all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; and

(ii) the number of Cash Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Company Shares of such shareholder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of each such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

(c) If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i) all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (x) all Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share and (y) the number of Non-Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; or

(B) if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (x) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (y) the number of Stock Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

Section 2.4 Effect of the First Step Merger on Capital Stock of Merger Sub. At the First Step Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.10 per share, of the First Step Surviving Corporation and constitute the only outstanding shares of capital stock of the First Step Surviving Corporation.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the First Step Effective Time, each option to purchase shares of Company Common Stock or other right to purchase shares of Company Common Stock under any Company Equity Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the First Step Effective Time and shall by virtue of the First Step Merger and without any action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the First Step Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration; provided that, if the exercise price of any such Company Option is equal to or greater than the Cash Consideration, such Company Option shall be cancelled without any payment being made in respect thereof. The Option Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(b) As of the First Step Effective Time, each restricted stock unit granted under any Company Equity Plan (each a “Company RSU” and, together with the Company Options, the “Company Equity Awards”) which is outstanding immediately prior thereto shall become fully vested as of the First Step Effective Time. Each Company RSU shall by virtue of the First Step Merger and without any action on the part of any holder of any Company RSU be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time, a cash payment (without interest) with respect thereto equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company RSU and (ii) the Cash Consideration (collectively, the “RSU Consideration” and, together with the Option Consideration, the “Equity Award Consideration”). As of the First Step Effective Time, all Company RSUs that are outstanding immediately prior thereto, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration. The RSU Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(c) Amounts payable pursuant to this Section 2.5 shall be reduced by such amounts as the Exchange Agent, the First Step Surviving Corporation, the Surviving Entity or Parent is required to deduct and withhold pursuant to Section 3.7. Payment of any amounts to be paid pursuant to this Section 2.5 may be made through the Surviving Entity’s payroll.

Section 2.6 No Dissenters’ Rights. The Company and the Board of Directors of the Company shall take all such corporate and organizational action as may be necessary to ensure that holders of shares of Company Common Stock shall not be entitled to exercise dissenters or appraisal rights under Section 1571 of Pennsylvania Law pursuant to the exception set forth in Section 1571(b)(1) of Pennsylvania Law.

Section 2.7 Effect of the Second Step Merger on Capital Stock of the First Step Surviving Corporation. At the Second Step Effective Time, each share of Common Stock, par value $0.10 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and extinguished for no consideration. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding shares of capital stock or other equity interests of the Surviving Entity.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

Section 3.1 Delivery of the Merger Consideration. Prior to the First Step Effective Time (and, with respect to Parent Common Stock, from time to time after the First Step Effective Time as applicable), Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Article III and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Common Stock sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the applicable Merger Consideration pursuant to this Agreement.

Section 3.2 Exchange Procedures.

(a) Promptly after the First Step Effective Time, but in any event not more than five (5) Business Days after the First Step Effective Time, Parent shall take all steps reasonably necessary to cause the Exchange Agent to mail to each holder of record of Non-Electing Company Shares as of immediately prior to the First Step Effective Time (each such holder, a “Non-Electing Company Holder”), subject to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) for return to the Exchange Agent and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the First Step Merger pursuant to this Agreement (including cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d), if any). Such instructions shall be reasonable and consistent with the provisions of this Agreement and shall be in customary form and upon customary terms for transactions similar to the First Step Merger; provided, however, that prior to the First Step Effective Time, Parent shall afford the Company a reasonable opportunity to review and comment on such transmittal materials and obtain the Company’s approval of such materials, which approval shall not be unreasonably withheld, conditioned or delayed. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, the appropriate Merger Consideration may be paid or issued, as appropriate, to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the First Step Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by Article II.

(b) Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Non-Electing Holder within ten (10) Business Days following such surrender): (i) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, and such Certificates so surrendered shall be forthwith cancelled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

(c) As of the First Step Effective Time, each Person who immediately prior thereto was a shareholder of the Company who properly made and did not revoke or change a Cash Election and/or a Stock Election shall be entitled to receive in exchange for such shareholder’s Electing Company Shares (and the Exchange Agent shall mail to such former shareholder within ten (10) Business Days following the First Step Effective Time, unless such former shareholder is also a Non-Electing Company Holder, in which case the Exchange Agent shall include in its mailing to such former shareholder pursuant to Section 3.2(b)): (i) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, and such Certificates so surrendered shall be forthwith cancelled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

Section 3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the First Step Effective Time shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Article III or Section 2.2(c). Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange for shares of Company Common Stock represented immediately prior to the First Step Effective Time by such Certificate (a) when any payment or distribution of a certificate representing any share(s) of Parent Common Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the First Step Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the First Step Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Step Merger shall be entitled to dividends and other distributions on or in respect of Parent Common Stock pursuant to the immediately preceding sentence as if issued and outstanding as of the First Step Effective Time.

Section 3.4 Transfer Books; No Further Ownership Rights in Shares. From and after the First Step Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the First Step Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Common Stock as provided herein or as otherwise provided by applicable Law. If, after the First Step Effective Time, any Certificates are presented to the Exchange Agent, the First Step Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in Article II.

Section 3.5 Termination of Fund; No Liability. At any time following twelve (12) months after the First Step Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (a) certificates representing shares of Parent Common Stock and (b) cash held by the Exchange Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Common Stock, in each case, for which the Exchange Agent shall not have been obligated to deliver to holders of Certificates pursuant to Section 3.2. Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Common Stock) upon due surrender of the Certificates held by such holders of Certificates. None of Parent, the First Step Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law from and after the date that any such Law shall become applicable to the Merger Consideration.

Section 3.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, the First Step Surviving Corporation or the Surviving Entity on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Common Stock and/or deliver a check for Cash Consideration, and pay the cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with Article II, together with any cash dividends and other distributions to which such holder is entitled pursuant to Section 3.3.

Section 3.7 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, or any Affiliate thereof, or the Exchange Agent are required to deduct and withhold and remit to the appropriate Taxing authority with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate Taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

Section 3.8 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the First Step Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Equity Award Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Schedule relates, or another Section of the Company Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Company’s filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act since February 1, 2010 and publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article IV only to the extent that it is readily apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article IV (other than, in each case, any matters required to be disclosed for purposes of Section 4.3 (Capitalization), Section 4.7(b) (Financial Statements), Section 4.8 (Absence of Certain Changes or Events) or Section 4.14 (Labor Matters), which matters shall be specifically disclosed in Section 4.3, Section 4.7(b), Section 4.8 and Section 4.14 of the Company Disclosure Schedule, respectively), the Company hereby represents and warrants to Parent, Merger Sub and Successor Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) as are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by the Company or another Subsidiary, is set forth in Section 4.1 of the Company Disclosure Schedule. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than two percent (2%) of the outstanding stock of such company.

Section 4.2 Articles of Incorporation; Bylaws; Minute Books. The Company has made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date, and the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each of its Subsidiaries, each as amended to date (the “Subsidiary Documents”). Such Articles of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company has made available to Parent complete and correct copies of the minute books of the Company and each of its Subsidiaries, which contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 31, 2010 of their respective shareholders,

members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists exclusively of 36,000,000 shares of Company Common Stock. As of April 12, 2013, (i) 14,696,855 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 1,231,824 shares of which were held in treasury, (ii) no shares of Company Common Stock were held by Subsidiaries of the Company, (iii) 1,455,532 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options or Company RSUs granted under the Company incentive plans and agreements listed in Section 4.3(a) of the Company Disclosure Schedule (the “Company Equity Plans”), and 541,584 shares of Company Common Stock remained available for future issuance under the Company Equity Plans, (iv) 276,359 shares of Company Common Stock were held of record by the Company’s Salaried Employee Stock Ownership Plan and Employee Stock Ownership Trust (the “ESOP”) and (v) 242,310 shares of Company Common Stock were held of record by the Met-Pro Corporation Retirement Savings Plan. Since April 12, 2013, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Options, Company RSUs and other rights referred to above in this Section 4.3(a). Except as set forth in this Section 4.3(a) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3(a) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are not, and since July 30, 2003, there have not been, any preemptive rights with respect to the Company Common Stock. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

(b) As of the Closing, the only shares of capital stock or warrants, options, convertible securities, exchangeable securities or other rights to acquire capital stock of the Company (or rights or benefits measured in whole or in part by the value of capital stock of the Company) that shall be issued or outstanding shall be shares of Company Common Stock, Company Stock Options and Company RSUs representing in the aggregate not more than 15,100,000 Fully Diluted Shares. As used in this Agreement, “Fully Diluted Shares” means, at any time, the sum of (i) the number of issued and outstanding shares of Company Common Stock plus (ii) a number of shares of Company Common Stock equivalent to the quotient obtained by dividing (A) the aggregate Equity Award Consideration by (B) the Cash Consideration.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby

(other than the adoption of this Agreement by the affirmative vote of the holders of more than fifty percent (50%) of all outstanding shares of Company Common Stock entitled to vote at a duly convened shareholders meeting in accordance with Pennsylvania Law and the Company’s Articles of Incorporation and Bylaws). The Board of Directors of the Company has determined that the First Step Merger (upon the terms and subject to the conditions of this Agreement) is advisable and in the best interests of the Company’s stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.5(b)(i)-(iv) below, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such breaches, defaults, liens or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for consents, approvals, authorizations, permits, filings or notifications under any applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominate position through merger or acquisition, in each case that are applicable to the transactions contemplated by this Agreement (collectively, “Antitrust Laws”); (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange (the “NYSE”); (iv) for the filing of the First Step Articles of Merger, the First Step Certificate of Merger, the Second Step Articles of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which the Company or any Company Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the First Step Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Compliance; Permits.

(a) Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in violation of, nor, since January 31, 2011, received written notice of any conflict with or violation of, any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed with the SEC since January 31, 2010 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 2010, January 31, 2011, January 31, 2012 and January 31, 2013, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 31, 2010, (iii) all other reports or registration statements filed by the Company with the SEC since January 31, 2010, and (iv) all amendments and supplements to the foregoing filed by the Company with the SEC since January 31, 2010 (collectively, the “Company SEC Reports”). The Company SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company is and has been since January 31, 2010 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Marcum LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since January 31, 2010 through the date of this Agreement, the Company’s principal executive officer and principal financial officer have not been required under any applicable Law to disclose to the Company’s auditors or audit committee any, and to the Company’s Knowledge there are not (and during such period there have been no), (i) significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since January 31, 2010. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(e) The conduct of the Company’s business, as currently conducted or as proposed to be conducted in the future, does not and will not require the Company or any of its Affiliates to make any disclosure, filing or report or submit any filing or report to the SEC pursuant to Section 13(p) of the Exchange Act or any of the rules or regulations promulgated under or pursuant to Section 13(p) of the Exchange Act. Without limiting the foregoing, no Conflict Minerals are necessary to the functionality or production of or are used in the production of any product of the Company or any of its Subsidiaries or any product currently proposed to be manufactured by the Company or any of the Subsidiaries or on its behalf in the future. For purposes of this Agreement, “Conflict Minerals” means: (i) columbite–tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (ii) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC since January 31, 2013 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since January 31, 2013, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (f) any other action or event that would have required the consent of Parent pursuant to Section 6.1(a), (b), (d), (e)(i), (e)(ii), (f), (h), (k), (l), (m) or (o) (for subsection (o), only as to the foregoing sections) had such action or event occurred after the date of this Agreement.

Section 4.9 No Undisclosed Liabilities. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities (a) disclosed in the Company’s audited balance sheet (including any related notes thereto) as of January 31, 2013 included in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Company Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Recent Company Balance Sheet, (c) incurred since January 31, 2013 in the ordinary course of business consistent with past practice or (d) reasonably incurred in connection with the transactions contemplated by this Agreement.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year; (iii) that constitutes a sales representative or distribution contract or agreement with any of the Company’s and its Subsidiaries’ top ten (10) sales representatives or distributors; (iv) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or in any geographic area) or that requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis; (v) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit, surety bonds or guarantees of the foregoing, in each case in excess of $250,000 (other than (A) accounts receivables and payables, and (B) unsecured loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business), or that involves or evidences any financial hedging or similar trading activities (including financial derivatives master agreements or confirmations); (vi) that involves any joint venture, partnership or similar joint ownership arrangement; (vii) that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act; (viii) that was entered into after January 31, 2010 and that involves acquisitions or dispositions, directly or indirectly (by merger or otherwise), of (A) capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or (B) assets or capital stock or other voting securities or equity interests of another Person or assets of the Company or any of its Subsidiaries for aggregate consideration in excess of $250,000 (including any continuing or contingent obligations of the Company or any of its Subsidiaries); (ix) that relates to any material litigation or settlement; (x) that relates to the lease of any real property and pursuant to which the Company and its Subsidiaries will spend (or are expected to spend), in the aggregate, more than $250,000 during the current fiscal year; (xi) pursuant to which material payments might be required or acceleration of material benefits may be required upon a “change of control” of the Company; (xii) that includes a currently effective “standstill” provision or similar restrictive arrangement; (xiii) that grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries; (xiv) with any Governmental Authority; (xv) with or to a labor union or guild (including any collective bargaining agreement); or (xvi) under which the consequences of a default, nonrenewal, termination or reduction of purchases or sales thereunder would reasonably be expected to have a Material Adverse Effect (collectively, the “Material Contracts”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract is in material breach of or material default under the terms of any Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Material Contract where such termination, breach or default would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions. Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the First Step Merger.

Section 4.11 Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened and to the Knowledge of the Company, there are no investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result in a liability in excess of $250,000, and (b) neither the Company nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability in excess of $250,000.

Section 4.12 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the First Step Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement/Prospectus”) will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by the Company for inclusion in the Joint Proxy Statement/Prospectus (except for information relating solely to Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Successor Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.13 Employee Benefit Plans; Employment Agreements.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), or any Subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “Company Employee Plans”). The Company has made available to Parent copies of (i) each such Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, and (iv) such other documents or information that Parent reasonably requested no later than three (3) Business Days prior to the execution of this Agreement. For purposes of this Section 4.13(a), the term “material,” used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $50,000 with respect to such Company Employee Plan.

(b) Except as provided in Section 4980B of the Code, Part 6 of Title I of ERISA or any similar state or local Laws (“COBRA Benefits”), (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (iv) with respect to all Company Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), Internal Revenue Service (the “IRS”) or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (v) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (ix) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Company Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds (i) any Company Options as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option (to the extent determined as of the date hereof), whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such Company Option; (ii) any other right, directly or indirectly, to acquire the Company Common Stock (including Company RSUs), together with the number of shares of the Company Common Stock subject to such right. Section 4.13(c) of the Company Disclosure Schedule also sets forth the total number of such ISO’s, such nonqualified options and such other rights. The per share exercise price for each Company Option equaled or exceeded the fair market value of one share of the Company Common Stock on the date of grant.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $100,000 per agreement; (iii) all employees of, or consultants to, the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees; and (v) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees that contain change in control, retention, stay bonus or similar provisions.

(e) Section 4.13(e) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to each such Company Employee Plan, there have been no failures to operate such Company Employee Plan in compliance with or to have such Company Employee Plan in documentary compliance with the applicable provisions of Section 409A of the Code and the final regulations promulgated thereunder (collectively, “Section 409A”), which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to each such Company Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Employee Plan to Section 409A. None of the Company or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect nor (y) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Employee Plans maintained outside the jurisdiction of the United States, or that covers any employee who performs services outside of the United States, listed separately by applicable country or jurisdiction (such Company Employee Plans, the “Non-U.S. Company Employee Plans”). Without limiting the generality of the foregoing representations, with respect to each Non-U.S. Company Employee Plan, (i) such Non-U.S. Company Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Company Employee Plan is fully funded, and with respect to all other Non-U.S. Company Employee Plans, adequate reserves therefore have been established on the accounting statements of the Company or the applicable Subsidiary; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Non-U.S. Company Employee Plans that has not been disclosed on Section 4.13(f) of the Company Disclosure Schedule.

(g) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes. No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Company Employee Plan that does not specifically provide for their participation.

(h) With respect to the ESOP, (i) no shares of Company Common Stock owned by the ESOP were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code; (ii) allocations to participants were made in accordance with Section 409(p) of the Code, to the extent applicable, in all material respects; (iii) all Company contributions to the ESOP were deductible under Section 404 of the Code for the year made; (iv) the voting requirements of the ESOP (including under Section 409(e) of the Code) and the valuation requirements of Section 408(e) of ERISA have always been complied with in all material respects and will be complied with in all material respects through the Closing, including in connection with the transactions contemplated by this Agreement; and (iv) the Company has provided Parent with ESOP contribution and allocation schedules for the last five years of contributions, ESOP appraisals for the last three years, ESOP fairness opinions, ESOP voting procedures, account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, repurchase liability studies, nondiscrimination tests for the last five years.

(i) Section 4.13(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that shall become due to any current or former employee of the Company or any Company Subsidiary under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The consummation of the First Step Merger will not result in any denial of any federal income tax deduction under Section 280G of the Code with respect to any Company Employee Plan, which such denial would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Labor Matters.

(a) Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, none of the employees of the Company or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, there is not currently, and since February 1, 2010, there has not been, any union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is not currently, nor has there been since February 1, 2010, any picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are not currently, and since February 1, 2010, there have not been, any complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are currently, and since February 1, 2010, have been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 31, 2010.

(b) The Company and its Subsidiaries: (i) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, immigration matters, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and in accordance with past practice). There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated actions or proceedings against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

Section 4.15 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 4.15 of the Company Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company in any material respect.

Section 4.16 Title to Property. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets (other than the Owned Real Property, which is addressed in Section 4.18), free and clear of all liens, charges and encumbrances, except (a) liens for Taxes not yet due and payable, (b) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being contested and (c) such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which the Company or any of its Subsidiaries lease from others material amounts of personal property are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with or without notice or lapse of time, or both, would constitute a material default).

Section 4.17 Customer and Supplier Relations. The Company has not received any written notice and has no Knowledge to the effect that any of the Company’s ten (10) largest customers or ten (10) largest suppliers for the fiscal year ended January 31, 2013 may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise, except for such alterations that have not had or would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good, valid and marketable and, to the extent recognized in the applicable jurisdiction, fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of all liens, claims or encumbrances, other than (i) liens or encumbrances affecting the interest of the grantor of any easements benefiting the Owned Real Property, (ii) liens or encumbrances (other than liens or encumbrances securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Owned Real Property to which they relate, (iii) zoning, building and other similar codes and regulations, (iv) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (v) liens set forth in Section 4.18 of the Company Disclosure Schedule.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease, sublease or license pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Leases”) is a valid and binding obligation on the Company or such Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a violation of any Lease by the Company or any of its Subsidiaries; and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease.

Section 4.19 Inventory. The Company’s and its Subsidiaries’ inventories (a) are sufficient for the operations of the Company and its Subsidiaries in the ordinary course consistent with past practice, (b) consist of items which are good and merchantable within normal trade tolerances and (c) are of a quality and quantity presently usable or saleable in the ordinary course of the business of the Company and its Subsidiaries (subject to applicable reserves).

Section 4.20 Taxes.

(a) Each of the Company and its Subsidiaries (together, the “Company Entities”) has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities or obtained extensions for the filing of all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and, except as set forth in Section 4.20(a) of the Company Disclosure Schedule, such Tax Returns are correct and complete in all material respects. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, all Taxes of the Company Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Company Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no material liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Company Entities.

(b) Since February 1, 2010, none of the Company Entities has received from any foreign, federal, state, or local Taxing authority (including jurisdictions where the Company Entities have not filed Tax Returns) any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing authority against any Company Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Company Balance Sheet. Section 4.20(b) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Taxing authority.

(c) The Company has made available to Parent complete copies of all federal income Tax Returns filed since February 1, 2008, all material examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to such federal income Tax Returns, and, to the Company’s Knowledge, all examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to other Tax Returns. None of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(d) Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Company Entities is a party to any Tax allocation or sharing agreement (other than allocation or sharing agreements between or among two or more Company Entities only), and , since February 1, 2008, none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Since January 1, 2011, the Company has made no redemptions of shares of Company Common Stock, except pursuant to cashless exercises of stock options, nor made any other distributions to shareholders, other than regular quarterly dividends as disclosed in the Company SEC Reports.

(h) None of the Company Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) To the Company’s Knowledge, none of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(j) None of the Company Entities is or has been a Passive Foreign Investment Company within the meaning of the Code or the Treasury Regulations promulgated thereunder. Section 4.20(j) of the Company Disclosure Schedule lists each Company Entity that is a Controlled Foreign Corporation within the meaning of the Code and the Treasury Regulations promulgated thereunder.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries are and have for the last five (5) years been in material compliance with all applicable Environmental Laws and, during the last five (5) years, the Company and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Company Permits issued pursuant to or required under Environmental Laws (“Company Environmental Permits”). For purposes of this Agreement, (i) “Environmental Laws” means all Laws relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air) worker health and safety, public health and safety, or pollution, and all Laws related to Hazardous Substances and (ii) “Hazardous Substances” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum derived substance or waste, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any of the foregoing, or any other material, substance or waste, which is governed by or subject to, or may serve as the basis for liability or standards of conduct under, any Environmental Law.

(b) During the last five (5) years, neither the Company nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation of, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) under, any Environmental Law, including any such notice, report, order, directive, or other information received from any Governmental Authority that the Company or any of its Subsidiaries is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries or (ii) arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any facility, site, area or property from which there was any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance (a “Release”), which claim, if adversely resolved, would be material.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of the Company, none of the following exists at any property or facility currently owned or operated by the Company or any of its Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors has manufactured, installed, sold, marketed, distributed, assembled or handled any products or items containing asbestos or silica.

(g) The Company and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(h) Neither the Company, any of its Subsidiaries nor any of their respective predecessors has any liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(i) Neither this Agreement nor the consummation of the First Step Merger will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(j) No facts, events or conditions relating to the past or present facilities, properties or operations currently owned or operated by the Company or any of its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(k) The Company has made available to Parent true and correct copies of all material environmental audits, assessments and reports and all other documents bearing on material environmental, health or safety liabilities relating to the past or current operations, properties or facilities of the Company and its Subsidiaries (including without limitation the Company’s Owned Real Property), in each case, which were prepared for them or on their behalf.

Section 4.22 Intellectual Property.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of all Patents, registered Intellectual Property, pending applications for registrations of any Intellectual Property and all other material Intellectual Property owned by the Company or any of its Subsidiaries. Section 4.22(a) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) The Company and/or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Company IP and is the sole and exclusive owner of all right, title and interest in and to, or has a valid and continuing license to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries, in each case free and clear of liens, claims or encumbrances. The Company and its Subsidiaries have not and the operation of the Company’s and its Subsidiaries’ businesses (including using, making, offering to sell, selling and importing any products of the Company or its Subsidiaries) do not, to the Company’s Knowledge, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company IP. Since January 31, 2008, the Company has not received written notice of any such threatened claim, nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, misappropriation, or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP.

(c) Except as set forth on Section 4.22(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, violating, misappropriating or otherwise violating any Company IP, and, since January 31, 2008, neither the Company nor any of its Subsidiaries has made any such claims against any Person nor, to the Knowledge of the Company, is there any basis for such a claim.

(d) No Trade Secret material to the current businesses of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any `third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Trade Secret. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all current material Trade Secrets and any other confidential information of the Company and its Subsidiaries. Except as set forth on Section 4.22(d) of the Company Disclosure Schedule, since January 1, 2006, all current and former employees and consultants of the Company and its U.S. Subsidiaries who are or have been substantively involved in the design, review, evaluation or development of any Intellectual Property for the Company or any of its U.S. Subsidiaries have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Company and/or its U.S. Subsidiaries exclusive ownership of such Intellectual Property. No software included in the Company IP that is distributed to third parties for revenue-generating purposes is subject to an OSS License.

(e) For the purposes of this Agreement:

(i) “Company IP” means all Intellectual Property owned by the Company or any of its Subsidiaries, including the Intellectual Property set forth on Section 4.22(a) of the Company Disclosure Schedule.

(ii) “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names trade dress rights, Internet domain names, and all other indicia of origin, and all registrations and applications therefor, including all goodwill associated with the foregoing; (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), and registrations and applications therefor; (D) trade secrets, know-how and confidential and proprietary information, including unpatented invention disclosures and inventions (collectively, “Trade Secrets”); (E) software, databases and data, and related documentation; and (F) all other intellectual property or industrial property rights.

(iii) “OSS License” means any license for open source or free software (including the GNU public license) that requires as a condition of use, modification or distribution that other software incorporated into, derived from or distributed with such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

Section 4.23 Product Warranty and Product Liability. The Company has made available to Parent true, correct and complete copies of the Company’s and its Subsidiaries’ standard warranties for sales of products and/or services. To the Company’s Knowledge, with respect to the Company’s current Company Material Contracts pursuant to which the Company and/or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $500,000, there are no material deviations from such standard warranties with respect to the return, repair, replacement, performance or re-performance of such products and/or services under which the Company or its Subsidiaries could reasonably be expected to have any material liabilities which have not been adequately reserved for (in the aggregate) on the financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement, except for deviations granted in the ordinary course of business consistent with past practice and except as set forth on Section 4.23 of the Company Disclosure Schedule. The Company’s and its Subsidiaries’ products and services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign costing in excess of $150,000 in the aggregate since January 31, 2010, and, to the Company’s Knowledge, no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of the Company’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of the Company’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use. All products and services that the Company or any of its Subsidiaries’ produces or performs under contracts in which the Company or any of its Subsidiaries’ commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to meet and comply with any industry and/or governmental standards and specifications or Laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements in all material respects.

Section 4.24 Insurance. Section 4.24 of the Company Disclosure Schedule sets forth a list of all insurance policies currently maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (a) have been issued by insurers which are reputable and financially sound, (b) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (c) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies. Except as set forth on Section 4.24 of the Company Disclosure Schedule, the consummation of the First Step Merger, upon written notice to the insurers, will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

Section 4.25 Import and Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Company and its Subsidiaries regularly conduct business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority of countries in which the Company or its Subsidiaries regularly conduct business required for (i) the export and re-

export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) No Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required, or if any such Export Approvals are required, they can be obtained expeditiously without material cost;

(d) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria, North Korea or Cuba;

(e) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(f) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

Section 4.26 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors or employees) nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ distributors or any other Persons acting on behalf of the Company or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States in which the Company or any of its Subsidiaries regularly conducts business (collectively, the “FCPA”), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to Parent copies of any such written controls and procedures.

Section 4.27 Board Recommendation; Required Vote. The Board of Directors of the Company at a meeting duly called and held, by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of the Company; (b) adopted this Agreement in accordance with Section 1922(c) of Pennsylvania Law; (c) directed that this Agreement be submitted to a vote of stockholders entitled to vote thereon at a special meeting of stockholders; and (d) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the First Step Merger (collectively, the “Company Board Recommendation”). The affirmative vote of holders of more than fifty percent (50%) of all outstanding shares of Company Common Stock entitled to vote at a duly convened stockholders meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the First Step Merger (the “Company Stockholders’ Approval”).

Section 4.28 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Company’s financial advisor, William Blair & Company, LLC (“William Blair”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company (other than holders of Excluded Shares) is fair, from a financial point of view, to such stockholders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes.

Section 4.29 Brokers. No broker, finder or investment banker (other than William Blair) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its

Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and William Blair pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.30 Certain of Pennsylvania Law Not Applicable. Assuming the accuracy of Parent’s representations and warranties in this Agreement, no state takeover Law, including the Pennsylvania Takeover Disclosure Law or Subchapters “E” through “J” of Chapter 25 of Pennsylvania Law, will apply to the execution, delivery or performance of this Agreement, including the First Step Merger or the Company stockholder vote with respect thereto, or the other transactions contemplated hereby.

Section 4.31 The Company Rights Plan. The Company has amended or otherwise taken all necessary action, and the Company and the Board of Directors of the Company have taken all necessary action to render the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of January 6, 2000, between the Company and American Stock Transfer & Trust Co. (as amended, the “Company Rights Agreement”) inapplicable to the execution and delivery of this Agreement and the consummation of the First Step Merger. The Company and the Board of Directors of the Company have taken all actions necessary to ensure that the Rights shall expire, and the Company Rights Agreement will terminate, immediately prior to the First Step Effective Time, without the payment of any money or other consideration.

Section 4.32 Related Party Transactions. Except as disclosed in Section 4.32 of the Company Disclosure Schedule and the Company SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of the Company or any Company Subsidiary or any Person owning 5% or more of any capital stock of the Company (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation with or binding upon the Company or any Company Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement.

Section 4.33 No Other Representations or Warranties. Except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub have not made any representation or warranty, expressed or implied, as to Parent, Merger Sub or Successor Sub or as to the accuracy or completeness of any information regarding Parent, Merger Sub or Successor Sub furnished or made available to the Company and its representatives. The Company acknowledges that, except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub make no other representations or warranties (express or implied), and the Company is not relying on any representations or warranties of Parent or Merger Sub, except as set forth in Article V, and Parent, Merger Sub and Successor Sub each hereby disclaims any other representations and warranties made by themselves or any of their respective officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement, the issuance of the Parent Common Stock pursuant to this Agreement or any of the other transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to the Company or any of its representatives, any document or any other information with respect to one or more of the foregoing.

Section 4.34 Investigation. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent, its Subsidiaries, Merger Sub and Successor Sub and acknowledges that it has been provided access for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent, its Subsidiaries, Merger Sub and Successor Sub, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, Merger Sub, Successor Sub, or any of their respective Affiliates, stockholders, controlling persons or representatives, that are not expressly set forth in Article V, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent, its Subsidiaries, Merger Sub, Successor Sub, and their respective Affiliates, stockholders, controlling persons and representatives, shall have no liability or responsibility whatsoever to the Company or its Affiliates, stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Company or its Affiliates, stockholders, controlling persons or representatives, except for the representations and warranties of Parent, Merger Sub and Successor Sub set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUB AND SUCCESSOR SUB

Except as set forth in (a) the disclosure schedule of Parent delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Parent Disclosure Schedule relates, or another Section of the Parent Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) Parent’s filings with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 and publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article V only to the extent that it is readily apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article V (other than, in each case, any matters required to be disclosed for purposes of Section 5.3 (Capitalization), Section 5.7(b) (Financial Statements) or Section 5.8 (Absence of Certain Changes or Events), which matters shall be specifically disclosed in Section 5.3, Section 5.7(b) or Section 5.8 of the Parent Disclosure Schedule, respectively), Parent, Merger Sub and Successor Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, has the requisite corporate, limited liability company or similar organizational power and authority and is in possession of all Approvals as are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and each of its Subsidiaries, including each of Merger Sub and Successor Sub, is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by Parent or another Subsidiary, is set forth in Section 5.1 of the Parent Disclosure Schedule. Except as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company and comprising less than two percent (2%) of the outstanding stock of such company.

Section 5.2 Certificate of Incorporation and Bylaws. Parent has made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date, and the Subsidiary Documents of each of its Subsidiaries, including each of Merger Sub and Successor Sub, each as amended to date. Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents.

Section 5.3 Capitalization. The authorized capital stock of Parent consists exclusively of (a) 100,000,000 shares of Parent Common Stock and (b) 10,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date hereof. As of April 19, 2013, (i) 17,871,922 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 55,720 shares of which were held in treasury, (ii) 82,200 shares of Parent Common Stock were held by Subsidiaries of Parent, (iii) 1,231,151 shares of Parent Common Stock were reserved for issuance pursuant to stock options, shares of restricted stock or other similar rights granted under the Parent incentive plans and agreements listed in Section 5.3 of the Parent Disclosure Schedule (the “Parent Equity Plans”), and 2,204,626 shares of Parent Common Stock remained available for future issuance under the Parent Equity Plans, and (iv) 27,527 shares of Parent Common Stock were held of record by the Parent’s Employee Stock Purchase Plan. Except as set forth in this Section 5.3 or Section 5.3 or 5.13 of the Parent Disclosure Schedule, and other than employee and director stock options, shares of restricted stock or other similar rights issued pursuant to the shareholder approved plans identified on Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 5.3 of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are not, and since July 30, 2003 there have not been, any preemptive rights with respect to the Parent Common Stock. Except as set forth in Sections 5.1 and 5.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 5.4 Authority Relative to this Agreement. Parent, Merger Sub and Successor Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub and the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Successor Sub, and no other corporate proceedings on the part of Parent (other than the approval of the issuance of Parent Common Stock pursuant to this Agreement by the holders of at least a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent’s Certificate of Incorporation and Bylaws), Merger Sub or Successor Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Successor Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Successor Sub, enforceable against each of Parent, Merger Sub and Successor Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.5 No Conflict, Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or Subsidiary Documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.5(b)(i)-(iv) below, conflict with or violate in any material respect any Law applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults, liens or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for consents, approvals, authorizations, permits, filings or notifications under any applicable Antitrust Laws; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ; (iv) for the filing of the First Step Articles of Merger, the First Step Certificate of Merger, the Second Step Articles of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which Parent or any Parent Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the issuance of Parent Common Stock or the Mergers, or otherwise prevent or materially delay Parent, Merger Sub or Successor Sub from performing their respective obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Compliance; Permits.

(a) Except as disclosed in Section 5.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in conflict with, or in violation of, nor, since December 31, 2010, received written notice of any conflict with or violation of, any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Parent and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Permits”), except where the failure to hold such Parent Permits would not have a Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents required to be filed with the SEC since December 31, 2009 and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012, respectively, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since December 31, 2009, (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 2009, and (iv) all amendments and supplements to the foregoing filed by Parent with the SEC since December 31, 2009 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review. Parent is and has been since December 31, 2009 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, BDO USA, LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sarbanes-Oxley with respect to such reports.

(d) Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since December 31, 2009 through the date of this Agreement, Parent’s principal executive officer and principal financial officer have not been required under any applicable Law to disclose to Parent’s auditors or audit committee any, and to Parent’s Knowledge there are not (and during such period there have been no), (i) significant deficiencies (as defined in Section 4.7(d)) or material weaknesses (as defined in Section 4.7(d)) in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to Parent’s auditors and audit committee since December 31, 2009.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Schedule or in the Parent SEC Reports filed with the SEC since December 31, 2012 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since December 31, 2012, Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (c) any damage to, destruction or loss of any asset of Parent (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect; (d) any material change by Parent in its accounting methods, principles or practices; or (e) any material revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

Section 5.9 No Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, and whether due or to become due), except liabilities (a) disclosed in Parent’s audited balance sheet (including any related notes thereto) as of December 31, 2012 included in the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Parent Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Recent Parent Balance Sheet, (c) incurred since December 31, 2012, in the ordinary course of business consistent with past practice, or (d) reasonably incurred in connection with the transactions contemplated by this Agreement.

Section 5.10 Material Contracts.

(a) Section 5.10(a) of the Parent Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment, as of the date hereof, to which Parent or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit, surety bonds or guarantees of the foregoing in each case in excess of $500,000, other than (A) accounts receivables and payables, and (B) unsecured loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; (iii) that involves any joint venture, partnership or similar joint ownership arrangement; (iv) that would obligate Parent or any of its Subsidiaries to file a registration statement under the Securities Act; (v) that prohibits or otherwise restricts, in any material respect, Parent or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, Parent or any of its Subsidiaries from competing in any line of business or in any geographic area); or (vi) that relates to any material litigation or settlement (collectively, the “Parent Material Contracts”). Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party to any Parent Material Contract is in material breach of or material default under the terms of any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions. Except as set forth on Section 5.10(b) of the Parent Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Parent Material Contract continue in full force and effect following the consummation of the Mergers, except for approvals, consents or waivers the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Absence of Litigation. Except as set forth in Section 5.11 of the Parent Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened and to the Knowledge of Parent, there are no investigations or audits pending or threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent for the Registration Statement and the Joint Proxy Statement/Prospectus (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or Successor Sub with respect to statements made or incorporated by referenced therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 5.13 Employee Benefit Plans.

(a) Section 5.13(a) of the Parent Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to Parent or any ERISA Affiliate, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “Parent Employee Plans”). Parent has made available to the Company copies of (i) each such Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing and (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA. For purposes of this Section 5.13(a), the term “material,” used with respect to any Parent Employee Plan, shall mean that Parent or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Parent Employee Plan.

(b) Except as set forth in Section 5.13(b) of the Parent Disclosure Schedule and except as provided in any COBRA Benefits, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Parent Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (iv) with respect to all Parent Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, the IRS or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (v) Parent and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Parent Employee Plans;

(vi) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (ix) neither Parent nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Parent Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 5.13(c) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Parent or any of its Subsidiaries; and (ii) all material severance agreements, programs and policies of Parent or any of its Subsidiaries with or relating to its employees.

(d) Section 5.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to each such Parent Employee Plan, there have been no failures to operate such Parent Employee Plan in compliance with or to have such Parent Employee Plan in documentary compliance with the applicable provisions of Section 409A, which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to each such Parent Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Parent Employee Plan to Section 409A. None of Parent or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect nor (y) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(e) Section 5.13(e) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Parent Employee Plans maintained outside the jurisdiction of the United States, or that covers any employee who performs services outside of the United States, listed separately by applicable country or jurisdiction (such Parent Employee Plans, the “Non-U.S. Parent Employee Plans”). Without limiting the generality of the foregoing representations, with respect to each Non-U.S. Parent Employee Plan, (i) such Non-U.S. Parent Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Parent Employee Plan is fully funded, and with respect to all other Non-U.S. Parent Employee Plans, adequate reserves therefore have been established on the accounting statements of Parent or the applicable Subsidiary; and (iii) no material liability or obligation of Parent or its Subsidiaries exists with respect to such Non-U.S. Parent Employee Plans that has not been disclosed on Section 5.13(e) of the Parent Disclosure Schedule.

(f) Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for federal income tax purposes by Parent is not an employee for such purposes. No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Parent Employee Plan that does not specifically provide for their participation.

Section 5.14 Taxes.

(a) Each of Parent and its Subsidiaries (together, the “Parent Entities”) has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities or obtained extensions for the filing of all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. All Taxes of the Parent Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Parent Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no material liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Parent Entities.

(b) Since February 1, 2010, none of the Parent Entities has received from any foreign, federal, state, or local Taxing authority (including jurisdictions where the Parent Entities have not filed Tax Returns) any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing authority against any Parent Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Parent Balance Sheet. Section 5.14(b) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Taxing authority.

(c) Parent has made available to the Company complete copies of all federal income Tax Returns filed since February 1, 2008, all material examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to such federal income Tax Returns, and, to Parent’s Knowledge, all examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to other Tax Returns. None of the Parent Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(d) Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Parent Entities is a party to any Tax allocation or sharing agreement (other than allocation or sharing agreements between or among two or more Parent Entities only), and, since February 1, 2008, none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or has any Tax liability of any Person (other than another Parent Entity that is a member of the consolidated federal income Tax group of which Parent is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Parent Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Since January 1, 2011, Parent has made no redemptions of shares of its capital stock nor made any other distributions to shareholders, other than regular quarterly dividends, stock repurchases under its stock repurchase program, and a private repurchase from an officer, as disclosed in the Parent SEC Reports.

(h) None of the Parent Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) To Parent’s Knowledge, none of the Parent Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(j) None of the Parent Entities is or has been a Passive Foreign Investment Company within the meaning of the Code or the Treasury Regulations promulgated thereunder. Section 5.14(j) of the Parent Disclosure Schedule lists each Parent Entity that is a Controlled Foreign Corporation within the meaning of the Code and the Treasury Regulations promulgated thereunder.

Section 5.15 Environmental Matters. Except as set forth in Section 5.15 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries are and have for the last five (5) years been in material compliance with all applicable Environmental Laws and, during the last five (5) years, Parent and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Parent Permits issued pursuant to or required under Environmental Laws (“Parent Environmental Permits”).

(b) During the last five (5) years, neither Parent nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation of, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) under, any Environmental Law, including any such notice, report, order, directive, or other information received from any Governmental Authority that Parent or any of its Subsidiaries is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of Parent or any of its Subsidiaries or (ii) arising out of the ownership, use, control or operation by Parent or any of its Subsidiaries of any facility, site, area or property from which there was any Release of any Hazardous Substance, which claim, if adversely resolved, would be material.

(c) Neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of Parent, none of the following exists at any property or facility currently owned or operated by Parent or any of its Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e) Neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Neither Parent nor any of its Subsidiaries nor any of their respective predecessors has manufactured, installed, sold, marketed, distributed, assembled or handled any products or items containing asbestos or silica.

(g) Parent and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(h) Neither Parent, any of its Subsidiaries nor any of their respective predecessors has any liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(i) Neither this Agreement nor the consummation of the Mergers will result in any obligation of Parent or any of its Subsidiaries for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(j) No facts, events or conditions relating to the past or present facilities, properties or operations currently owned or operated by Parent or any of its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(k) Parent has made available to the Company true and correct copies of all material environmental audits, assessments and reports and all other documents bearing on material environmental, health or safety liabilities relating to the past or current operations, properties or facilities of Parent and its Subsidiaries, in each case, which were prepared for them or on their behalf.

Section 5.16 Foreign Corrupt Practices Act. Neither Parent nor any of its Subsidiaries (including any of their respective officers, directors or employees) nor, to the Knowledge of Parent, any of Parent’s or its Subsidiaries’ distributors or any other Persons acting on behalf of Parent or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in material violation of the FCPA, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. Parent has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 5.17 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Parent’s financial advisor, Jefferies LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to the Company after the date hereof solely for informational purposes.

Section 5.18 Brokers. No broker, finder or investment banker (other than Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.19 Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of the executed commitment letter from Bank of America, N.A. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the lender party or parties thereto have committed to lend the amounts set forth therein on the terms set forth therein to Parent for the purpose of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(b) As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any material respect. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent as of the date hereof, the other party or parties thereto. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters relating to the Debt Financing between Parent, Merger Sub and Successor Sub, on the one hand, and the provider or providers of the Debt Financing, on the other hand). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Debt Commitment Letter. Neither Parent, Merger Sub nor Successor Sub has reason to believe that Parent would be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Debt Commitment Letter to be paid.

(c) Parent, Merger Sub and Successor Sub will have, as of the time of the satisfaction of the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 (or as of the time that the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 would have been satisfied, if not primarily for the lack of Parent, Merger Sub and/or Successor Sub’s Financing (as hereinafter defined) or any action or inaction by Parent, Merger Sub and/or Successor Sub not done in good faith), unconditioned access (subject only to customary ministerial conditions for the closing of a financing transaction of the type described in subparagraphs (i) and (ii) of Schedule I of the Summary of Terms and Conditions comprising part of the Debt Commitment Letter) to sufficient funds to permit Parent, Merger Sub and Successor Sub to consummate the First Step Merger, to pay the aggregate cash Merger Consideration and the other amounts required to be paid by Parent, Merger Sub and Successor Sub under this Agreement (collectively, the “Financing”). Parent’s, Merger Sub’s and Successor Sub’s obligations to effect the First Step Merger are not subject to a condition regarding Parent’s, Merger Sub’s or Successor Sub’s obtaining of the Financing.

Section 5.20 Board Recommendation; Required Vote.

(a) The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote of the members present at such meeting has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Parent; (ii) declared advisable and in all respects approved the issuance of Parent Common Stock pursuant to this Agreement; (iii) resolved to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement; (iv) approved the First Step Merger as the sole stockholder of Merger Sub and approved the Second Step Merger as the sole stockholder of Successor Sub; and (v) directed that the proposed issuance of Parent Common Stock pursuant to this Agreement be submitted to stockholders of Parent for consideration in accordance with this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Parent Board Recommendation”). The affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent’s Certificate of Incorporation and Bylaws (the “Parent Stockholders’ Approval”) is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

(b) The Board of Directors of Merger Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of Merger Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the First Step Merger; (iii) directed that this Agreement be submitted to a vote of Parent, as sole stockholder of Merger Sub; and (iv) resolved to recommend that Parent, as sole stockholder of Merger Sub, approve and adopt this Agreement and the First Step Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Merger Sub Board Recommendation”). The vote of Parent, as the sole stockholder of Merger Sub, to approve this Agreement and the First Step Merger is the only vote of the holders of capital stock of Merger Sub necessary to approve the transactions contemplated by this Agreement, and Parent in that capacity has approved this Agreement and the First Step Merger.

(c) The Board of Directors of Successor Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Second Step Merger, are advisable, fair to and in the best interests of the stockholders of Successor Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Second Step Merger; (iii) directed that this Agreement be submitted to a vote of Parent, as sole stockholder of Successor Sub; and (iv) resolved to recommend that Parent, as sole stockholder of Successor Sub, approve and adopt this Agreement and the Second Step Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Successor Sub Board Recommendation”). The vote of Parent, as the sole stockholder of Successor Sub, to approve this Agreement and the Second Step Merger is the only vote of the holders of capital stock of Successor Sub necessary to approve the transactions contemplated by this Agreement, and Parent in that capacity has approved this Agreement and the Second Step Merger.

Section 5.21 Purchases of Company Common Stock. Except as set forth on Section 5.21 of the Parent Disclosure Schedule, as of the First Step Effective Time, neither Parent nor any of its Subsidiaries will be the “beneficial owner” (as such term is defined in Section 2552 of the Pennsylvania Law), directly or indirectly, of any shares of Company Common Stock, other than shares of Company Common Stock which may be acquired pursuant to the First Step Merger.

Section 5.22 Import and Export Control Laws. Parent and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which Parent and its Subsidiaries regularly conduct business. Without limiting the foregoing:

(a) Parent and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material required Export Approvals;

(b) There are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such Export Approvals;

(c) None of Parent, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of Parent, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria, North Korea or Cuba;

(d) Since January 1, 2009, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Parent or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(e) None of Parent, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

Section 5.23 Product Warranty and Product Liability. To Parent’s Knowledge, with respect to the current Parent Material Contracts pursuant to which Parent and/or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $500,000, there are no deviations from its standard warranties for sales of products and/or services with respect to the return, repair, replacement, performance or re-performance of such products and/or services under which Parent or its Subsidiaries’ could reasonably be expected to have any liabilities that would have, individually or in the aggregate, a Material Adverse Effect. Parent’s and its Subsidiaries’ products and services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign costing in excess of $500,000 in the aggregate since January 31, 2010, and, to Parent’s Knowledge, no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of Parent’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of Parent’s and its Subsidiaries’ services have been performed so as to meet and comply in all material respects with all industry and governmental standards and specifications and all applicable Laws and orders currently in effect, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and have received all material governmental approvals necessary to allow their sale and use, except where the failure to receive such governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All products and services that Parent or any of its Subsidiaries’ produces or performs under contracts in which Parent or any of its Subsidiaries’ commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to comply with any industry and/or governmental standards and specifications or Laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.24 Customer and Supplier Relations. Parent has not received any written notice and has no Knowledge to the effect that any of Parent’s ten (10) largest customers or ten (10) largest suppliers for the fiscal year ended December 31, 2012 may terminate or materially alter its business relations with Parent, either as a result of the transactions contemplated by this Agreement or otherwise, except for such terminations or alterations that have not had or would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Insurance. All of the insurance policies currently maintained by Parent and its Subsidiaries (the “Parent Policies”) (a) have been issued by insurers which are reputable and financially sound, (b) provide coverage for the operations conducted by Parent and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Parent and its Subsidiaries operate and (c) are in full force and effect, except for such failures to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Parent Policies. No written notice of cancellation or termination has been received by Parent with respect to any of the Parent Policies.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company provided or made available to Parent and its representatives. Parent, Merger Sub and Successor Sub acknowledge that, except for the representations and warranties set forth in Article IV, the Company makes no other representations or warranties (express or implied), and neither Parent, Merger Sub nor Successor Sub is relying on any representations or warranties of the Company, except as set forth in Article IV, and the Company hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to Parent, Merger Sub or Successor Sub or any of their respective representatives, any document or any other information with respect to one or more of the foregoing.

Section 5.27 Investigation. Parent, Merger Sub and Successor Sub have each conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent, Merger Sub and Successor Sub has been provided access for such purposes. In entering into this Agreement, Parent, Merger Sub and Successor Sub have each relied solely upon the representations and warranties set forth in Article IV and their independent investigation and analysis of the Company and its Subsidiaries, and Parent, Merger Sub and Successor Sub each acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, controlling persons or representatives, that are not set forth in Article IV, whether or not such representations, warranties or statements were made in writing or orally. Parent, Merger Sub and Successor Sub each acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries and their respective Affiliates, stockholders, controlling persons or representatives, shall have no liability or responsibility whatsoever to Parent, Merger Sub or Successor Sub or their respective Affiliates, stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to Parent, Merger Sub or Successor Sub or their respective Affiliates, stockholders, controlling persons or representatives, except for the representations and warranties of the Company set forth in Article IV.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE FIRST STEP MERGER

Section 6.1 Conduct of Business by the Company Pending the First Step Merger. The Company covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless Parent shall otherwise consent in writing, the Company shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of Parent, regardless of whether any of the following may have been undertaken by the Company or any of its Subsidiaries in the ordinary course of business prior to the date hereof (except to the extent specifically indicated herein):

(a) amend or otherwise change the Articles of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable pursuant to Company Equity Awards listed in Section 4.13(c) of the Company Disclosure Schedule in accordance with their terms and (ii) to the extent set forth in Section 6.1(b) of the Company Disclosure Schedule;

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $250,000;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to the Company, and except to the extent set forth in Section 6.1(d)(i) of the Company Disclosure Schedule, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, amend the terms or change the period of exercisability of any Company Equity Award or (iv) purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, except in the case of this clause (iv) as may be necessary to effect “cashless exercises” of Company Equity Awards to the extent consistent with the Company’s past practice, the Company Equity Plans and the terms of such Company Equity Awards as of the date hereof;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (other than pursuant to the Company’s existing credit facilities in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice), (iii) enter into, amend, modify, renew or terminate any contract or agreement that is or would constitute a Material Contract, except for amendments, modifications or renewals of contracts or agreements with existing customers entered into in the ordinary course of business consistent with past practice (provided, however, that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (e)(iii), unless such action would be restricted under another subsection of this Section 6.1); or (iv) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of the amounts set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f) (i) grant additional stay bonuses aggregating more than $134,000 (provided that the terms and conditions for the receipt of such additional stay bonuses shall be substantially the same as the terms and conditions for receipt included in those stay bonus arrangements entered into by the Company and disclosed to Parent prior to the date of this Agreement) or increase in any manner the compensation of any of its directors, officers or employees, other than increases in salaries, wages and benefits for non-officer employees with an annual base salary less than or equal to $125,000 made in the ordinary course of business and in amounts and in a manner consistent with past practice, or (ii) enter into, establish, materially amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, except (A) as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, (B) as required pursuant to applicable Law or (C) as required pursuant to the terms of the agreements set forth on Section 6.1(f)(ii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent);

(g) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except (i) for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or the other transactions contemplated by this Agreement, (ii) as permitted by Section 7.6, and (iii) as set forth on Section 6.1(g) of the Company Disclosure Schedule; provided that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (g);

(h) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(i) except as set forth in Section 6.1(i) of the Company Disclosure Schedule, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice, or (ii) settle any material litigation, other than the settlement of litigation in a manner (A) consistent with past practice, (B) not providing significant non-monetary relief and (C) not providing for monetary relief payable by the Company or any of its Subsidiaries in excess of $100,000, individually, or $500,000 in the aggregate;

(k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(l) effect or permit, with respect to the Company or any of its Subsidiaries, a “plant closing” or “mass layoff,” as such terms are defined under WARN;

(m) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices; or

(o) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.1(a)-(n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 6.2 No Solicitation.

(a) Promptly following the execution of this Agreement, the Company shall, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by the Company or its Subsidiaries (the “Company Representatives”) to, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any proposal reasonably likely to result in a Competing Proposal. Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person to the effect that, subject to the provisions of this Section 6.2, the Company is ending all discussions and negotiations with such Person with respect to any Competing Proposal, effective on and from date of this Agreement, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries. The Company will use its commercially reasonable efforts to enforce any confidentiality agreements or standstill agreements entered into with any such Person.

(b) Except as expressly contemplated by Section 6.2(d)-(e) below, from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly through any Person, (i) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal; (ii) engage or participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries or provide access to any of the properties, books, records or employees of the Company or its Subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of the foregoing clauses (i) and (ii), the Company may respond to an unsolicited inquiry or proposal by informing the applicable third party that the Company has entered into this Agreement and is subject to the restrictions set forth in this Agreement; (iii) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal; (iv) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; or (v) take any action to exempt any third party from the restrictions set forth in Subchapters “E” through “J” of Chapter 25 of Pennsylvania Law or otherwise cause such restrictions not to apply to any third party.

(c) Except as expressly contemplated by Section 6.2(d)-(e) below, from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), the Company Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or (iii) publicly make any communication inconsistent with the Company Board Recommendation (any action described in clauses (i), (ii) or (iii) being referred to as a “Change of Recommendation”).

(d) Notwithstanding the limitations set forth in Section 6.2(b), if at any time on or after the date hereof and prior to the receipt of the Company Stockholders’ Approval, the Company (or any of the Company Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that constitutes or the Board of Directors of the Company reasonably believes could be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if and only if, (A) prior to so furnishing such information, the Company and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provision calling for any exclusive right to negotiate with such Person or prohibiting the Company from satisfying its obligations under this Agreement (an “Acceptable Confidentiality Agreement”), and (B) the Company provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to Parent within twenty-four (24) hours after the Company provides or makes such non-public information available to such third party; and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal; provided that on a reasonable and timely basis following the Company taking such actions as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such Competing Proposal; provided further that (x) such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (y) thereafter, the Company shall provide to Parent, on a reasonable and timely basis, copies of any proposed written agreements received in connection with such Competing Proposal (including any material amendments or modifications thereto). Upon Parent’s written request (which may be made via e-mail), the Company shall keep Parent reasonably informed of the status and details of any Competing Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholders’ Approval, if the Company receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal:

(A) effect a Change of Recommendation; and/or

(B) terminate this Agreement;

provided, however, that the Board of Directors may not terminate this Agreement in accordance with the foregoing clause (B) except in connection with entering into a definitive agreement with respect to such Superior Proposal; provided, further, that the Board of Directors may not effect a Change of Recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless:

(x) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of such Change of Recommendation or such termination (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, pursuant to this Section 6.2(e), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal);

(y) the Company and the Company Representatives shall have negotiated with Parent in good faith during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

(z) the Board of Directors determines in good faith that the failure to effect such Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, would be inconsistent with its fiduciary duties under Pennsylvania Law (after taking into consideration any adjustments in the terms and conditions of this Agreement definitively offered by Parent pursuant to the foregoing clause (y)). Each time the financial or other material terms of a Superior Proposal subject to this clause (e) are amended, the Company shall be required to notify Parent as promptly as reasonably practicable of such amended terms and conditions, and the Notice Period shall be extended an additional one (1) Business Day from the date of Parent’s receipt of such information.

(f) For purposes of this Agreement:

(i) “Competing Proposal” means any bona fide proposal, offer or indication of interest made by a third party, from the date hereof through the date on which the Company obtains the Company Stockholders’ Approval, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenues, or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a Competing Proposal not solicited or initiated in material breach of Section 6.2(a) or (b) that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is (A) more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby, after taking into account any changes to the terms and conditions of this Agreement definitely offered by Parent during the Notice Period and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing; provided that, for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) complying with its disclosure obligations under Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal or (iii) making any disclosure to its shareholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under Pennsylvania Law; provided, however, that (A) any such disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by the Company) shall be deemed to be a Change of Recommendation, unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure; and (B) nothing in this Section 6.2(g) shall be deemed to permit the Company or the Board of Directors of the Company (or any committee thereof) to make a Change of Recommendation, except to the extent and under the circumstances permitted by Section 6.2(e).

Section 6.3 Conduct of Business by Parent Pending the First Step Merger. Parent covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and Parent shall use commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations or take any actions which would reasonably be expected to interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed in the case of Section 6.3(c) below) regardless of whether any of the following may have been undertaken by Parent or any of its Subsidiaries in the ordinary course of business prior to the date hereof (except to the extent specifically indicated herein):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or, except in the ordinary course of business consistent with past practice, amend or otherwise change the Subsidiary Documents of any of Parent’s Subsidiaries;

(b) engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, Parent Common Stock, including payment of any dividend or other distribution in respect to shares of Parent Common Stock (other than Parent’s regular quarterly cash dividends, issuances under its Dividend Reinvestment Plan and issuances pursuant to its employee stock purchase plan, each materially consistent with past practice);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in Parent or any of its Subsidiaries, except for (i) issuances of shares of Parent Common Stock or equity awards convertible into or exercisable for shares of Parent Common Stock pursuant to any of the Parent Employee Plans referenced in Section 5.13(a) of the Parent Disclosure Schedule, (ii) issuances of shares of Parent Common Stock upon the exercise of any stock options or warrants outstanding as of the date of this Agreement in accordance with their terms, (iii) issuances of shares of Parent Common Stock under the Company’s Dividend Reinvestment Plan, (iv) issuances of shares of Parent Common Stock to the extent permitted pursuant to Section 6.3(e) below, and (v) issuances of the Parent Common Stock Consideration to former holders of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement;

(d) take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or (ii) incur any indebtedness for borrowed money other than pursuant to existing credit facilities and the Debt Financing, issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person (other than direct or indirect wholly owned Subsidiaries of Parent) or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice). For purposes of this Section 6.3(e), the Company’s consent shall not be deemed unreasonably withheld if the action (A) could reasonably be expected to have an adverse impact upon Parent, Merger Sub or Successor Sub’s ability to close on the Debt Financing (or any alternative financing) or (B) could reasonably be expected to dilute the Parent Common Stock Consideration to be received by the holders of Company Common Stock as of the First Step Effective Time;

(f) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent); or

(g) fail to maintain in full force and effect material insurance policies covering Parent and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(h) enter into any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, obligation or transaction with or binding upon any executive officer or director of Parent or any Parent Subsidiary or any Person owning 5% or more of any capital stock of Parent (or any such Person’s immediate family members or Affiliates or associates, as applicable), except if the action is approved by the Board of Directors of Parent or its Compensation or Audit Committee; or

(i) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.3(a)-(h) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 6.4 Recommendation of the Board of Directors of Parent. Unless the Company shall have effected a Change of Recommendation, the Board of Directors of Parent shall recommend the approval of the issuance of Parent Common Stock pursuant to this Agreement in the Joint Proxy Statement/Prospectus, and neither the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to or resolve to withdraw or modify the Parent Board Recommendation.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Joint Proxy Statement/Prospectus and Registration Statement.

(a) Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, as promptly as practicable after the execution of this Agreement: (i) prepare (A) the Joint Proxy Statement/Prospectus and (B) the Registration Statement, in which the Proxy Statement shall be included as a prospectus; (ii) provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and the Registration Statement prior to the filing of any such document or any amendment or supplement thereto with the SEC; (iii) use commercially reasonable efforts to cause (x) the Proxy Statement to be cleared by the SEC under the Exchange Act and (y) the Registration Statement to be declared effective by the SEC under the Securities Act; (iv) cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s and Parents’ respective stockholders as promptly as practicable following such clearance and declaration of effectiveness; (v) keep the Registration Statement effective through the Closing in order to permit the consummation of the First Step Merger; and (vi) take all such reasonable action as shall be required under applicable “blue sky” or securities Laws in connection with the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, the Company shall make available all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent or required by applicable Law, and Parent shall make available all such information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by the Company or required by applicable Law, in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement/Prospectus. If at any time prior to the First Step Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly prepared by the Party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company and Parent; provided, however, such Party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure.

(c) The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the First Step Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or the Mergers and (ii) all orders of the SEC relating to the Joint Proxy Statement/Prospectus or the Registration Statement. The Parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any Party submitting a response, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

Section 7.2 The Company and Parent Stockholders’ Meetings. (a) Following the clearance of the Proxy Statement by the SEC and subject to the other terms and conditions of this Agreement, the Company shall promptly take all action necessary in accordance with Pennsylvania Law and its Articles of Incorporation and

Bylaws to convene a stockholders’ meeting (the “Company Stockholders’ Meeting”) and Parent shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a stockholders’ meeting (the “Parent Stockholders’ Meeting”). Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Company and Parent shall use its commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at its stockholders’ meeting in favor of the transactions contemplated by this Agreement pursuant to the Joint Proxy Statement/Prospectus, and each of the Company and Parent shall include in the Joint Proxy Statement/Prospectus the Company Board Recommendation and the Parent Board Recommendation, as applicable. Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Parties shall take all other reasonable action necessary or, in the reasonable opinion of the other Party, advisable to promptly and expeditiously secure any vote or consent of stockholders required by Pennsylvania Law or Delaware Law, as applicable, the applicable requirements of any securities exchange, and such Party’s Certificate or Articles of Incorporation and Bylaws to effect the Mergers.

Section 7.3 New York Stock Exchange Delisting; Deregistration. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rule and policies of the NYSE to enable the de-listing of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the First Step Effective Time.

Section 7.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of, along with copies of any and all documents reasonably pertaining to, the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be reasonably likely to cause either (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the First Step Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party; and

(b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or otherwise affect the remedies available to the Party receiving such notice.

Section 7.5 Access to Information.

(a) From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall, and shall cause its Subsidiaries, and its and their officers, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of Parent reasonable access at all reasonable times to the Company’s and its Subsidiaries’ officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall make available to Parent all financial, operating and other data and information (except for documents or information relating to the Company’s consideration, evaluation, assessment and/or negotiation of this Agreement or the Mergers or the other transactions contemplated by this Agreement or any Competing Proposal or Superior Proposal (except as otherwise required pursuant to Section 6.2)) as Parent may reasonably request and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect. From time to time as reasonably requested by Parent or the Company, Parent will consult with the Chief Executive Officer and/or the Chief Financial Officer of the Company regarding the scope of access to information contemplated by this Section 7.5, and the Parties will agree on the appropriate level of detail and scope of access required by and consistent with this Section 7.5. No investigation pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the Parties hereto under this Agreement, or limit or otherwise affect the remedies available to Parent, Merger Sub or Successor Sub pursuant to this Agreement.

(b) In the event Parent learns of a breach by the Company of this Section 7.5, Parent shall provide the Company with written notice and the Company shall have the opportunity to cure such breach within five (5) days of receipt of such notice from Parent; provided, however, that (i) if such breach is not reasonably capable of being cured within such five (5) day period, and the Company diligently works to effect a cure, then the Company will have such additional time as is reasonably necessary to cure the breach, and (ii) if such breach is not predominantly within the Company’s control, then the Company shall not be liable for breach of this Section 7.5 so long as the Company has used commercially reasonable efforts to cause the other party or parties having control over such breach to cure same. The Company shall only be liable for breaches of this Section 7.5 that are not cured in accordance with this Section 7.5(b).

(c) Parent agrees that all information so received from the Company or its Subsidiaries shall be deemed received pursuant to the confidentiality agreement letter, dated as of April 11, 2012, between the Company and Parent (the “Confidentiality Agreement”) and the two Common Interest and Confidentiality Agreements, each dated as of February 13, 2013, between the Company and Parent (collectively, the “Common Interest Agreements”).

Section 7.6 Public Announcements.

(a) The initial press release with respect to the Mergers, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), subject to Section 6.2 hereof and as may be contemplated by other provisions of this Agreement and also except as may be required by Law or by any applicable listing agreement with NASDAQ or the NYSE, as applicable, as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

(b) Reasonably in advance of each of the Company’s quarterly earnings releases or announcements during the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall provide Parent and its financial advisors with proposed drafts of all Company SEC filings, press releases, conference call scripts and similar materials relating to such earnings release or announcement. The Company shall provide Parent with a reasonable opportunity to review and comment on such materials prior to their public filing or other release.

Section 7.7 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Party and use (and shall cause its Subsidiaries to use) its commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as commercially practicable and to consummate and make effective, as promptly as commercially practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all reasonable respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party, and (ii) keep the other Parties reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c) In furtherance and not in limitation of the foregoing, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Mergers or the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor Parent shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.7 shall (i) limit any applicable rights a Party may have to terminate this Agreement pursuant to Article IX so long as such Party has up to then complied in all material respects with its obligations under this Section 7.7; (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates may carry on business in any part of the world; or (iii) require any Party to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging the Mergers or the other transactions contemplated by this Agreement as violative of any Antitrust Law.

Section 7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) As of the First Step Effective Time, the indemnification, advancement of expenses and exculpation provisions contained in the Articles of Incorporation and Bylaws of the First Step Surviving Corporation shall be at least as favorable to individuals who are now, or have been at any time prior to the date hereof or who become prior to the Closing Date, a director, officer, agent or employee of the Company or its Subsidiaries or otherwise entitled to compulsory indemnification under the Company’s or such Subsidiary’s Bylaws or Articles of Incorporation or Subsidiary Documents (an “Indemnified Party”), as those contained as of the date hereof in the Bylaws and Articles of Incorporation or Subsidiary Documents of the Company or such Subsidiary, respectively, and shall not be amended, repealed or otherwise modified, and, together with all indemnification contracts between the Company and any Indemnified Party set forth on Section 7.8(a) of the Company Disclosure Schedule, shall be observed and complied with in all material respects, for a period of six years from and after the Closing Date.

(b) For six years from and after the First Step Effective Time, to the fullest extent permitted under applicable Law, Parent and the First Step Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries as of the date hereof against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the First Step Effective Time (including in connection with the transactions contemplated by this Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, the Indemnifying Parties shall advance all expenses actually incurred by each such

Indemnified Party who was a director or officer of the Company or any of its Subsidiaries as of the date hereof for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines within ninety (90) days after the receipt by Parent of a statement or statements from such Indemnified Party requesting such advance or advances from time to time, subject to Parent’s receipt of a written undertaking by such Indemnified Party to promptly repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified hereunder or under applicable Law. As soon as practicable after receipt by any Indemnified Party entitled to indemnification under this Section 7.8(b) of notice of the commencement of any action, suit or proceeding specified in this Section 7.8(b), such Indemnified Party shall notify Parent in writing of the commencement or threat thereof; provided, however, that the omission to so notify Parent shall not relieve Parent from its obligations under this Section 7.8, unless Parent shall have been prejudiced by the omission or delay in notification. With respect to any such action, suit or proceeding as to which such Indemnified Party notifies Parent of the commencement or threat thereof, Parent may participate therein at its own expense and, to the extent that it desires, Parent shall be entitled to assume the defense thereof, with counsel selected by Parent to the reasonable satisfaction of such Indemnified Party; provided that Parent shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of Parent or as to which such Indemnified Party shall have reasonably concluded that there may be a conflict of interest in the conduct of the defense of such action, suit or proceeding. After notice from Parent to such Indemnified Party of its election to assume the defense thereof, Parent shall not be liable to such Indemnified Party under this Section 7.8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than as provided below. The applicable Indemnified Party shall have the right to employ his or her own counsel in such action, but the fees and expenses of such counsel incurred after notice from Parent of its assumption of the defense thereof shall be at the expense of such Indemnified Party, unless (i) the employment of counsel by such Indemnified Party shall have been authorized by Parent; (ii) such Indemnified Party shall have reasonably concluded that there may be a conflict of interest between Parent and such Indemnified Party in the conduct of the defense of such action, suit or proceeding; or (iii) Parent shall not in fact have employed counsel to assume the defense of such action, suit or proceeding. So long as the Indemnifying Party is not in breach of this Section 7.8, such Indemnifying Party shall not be liable for any settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Parent shall cause to be obtained, at no cost to the Indemnified Parties, promptly but no later than thirty (30) days following the First Step Effective Time, a purchase of an extended reporting discovery period containing a claims period not less than six years from the First Step Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred at or prior to the First Step Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 7.8 more than an amount equal to 250% of the current annual premiums paid by the Company for such insurance.

(d) This Section 7.8 shall survive the consummation of the Mergers and continue in full force and effect and, from and after the First Step Effective Time, is intended to benefit, and shall be enforceable by, each Indemnified Party as a third-party beneficiary.

(e) In the event that the First Step Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Step Merger) or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of the First Step Surviving Corporation or Parent or the acquirer of the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

(f) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(g) Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 7.8 in connection with the successful enforcement of their rights provided in this Section 7.8, as determined by a court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on Parent.

Section 7.9 Employee Matters.

(a) Parent hereby agrees that, immediately following the First Step Effective Time, subject to the terms of Section 7.9(c), it shall, or it shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable to, (i) provide, for a period of six (6) months after the Closing, each employee of the Company and each of its Subsidiaries as of the First Step Effective Time (each, an “Employee”) with at least the same level of base salary (excluding equity compensation) as was provided to each such Employee immediately prior to the First Step Effective Time, but only so long as they remain employed by the First Step Surviving Corporation, the Surviving Entity or Parent, and (ii) provide, through and including December 31, 2013, the Employees (for so long as they remain employed by the First Step Surviving Corporation, the Surviving Entity or Parent) with the same health and welfare employee benefits arrangements as were provided to each such Employee immediately prior to the First Step Effective Time, excluding (for the avoidance of doubt) equity-based plans or arrangements, retirement plans or arrangements not generally available to all Employees and any employee benefit plans or arrangements that provide for acceleration of benefits, change of control payments and/or termination in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the above, from and after the First Step Effective Time, Parent shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable, and its Subsidiaries to honor in accordance with their terms, (A) all employment agreements and change in control agreements listed on Section 7.9 of the Company Disclosure Schedule, except in the event the individuals covered under such agreements enter into new agreements with Parent that supersede or change the terms of such employment agreements and change-in-control agreements listed on Section 7.9(a)(A) of the Company Disclosure Schedule, (B) for a period of twelve (12) months following the First Step Effective Time, the Company’s severance plan listed on Section 7.9(a)(B) of the Company Disclosure Schedule and (C) for the duration of each such agreement, those severance agreements listed on Section 7.9(a)(C) of the Company Disclosure Schedule.

(b) Employees shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan (other than a plan into which was merged a Company defined benefit plan) or equity-based plans, under any employee benefit plan, program or arrangement established or maintained by Parent, the First Step Surviving Corporation or the Surviving Entity under which the Employee may be eligible to participate on or after the First Step Effective Time to the same extent recognized by the Company or any of its Subsidiaries with respect to its own Employees under comparable plans immediately prior to the First Step Effective Time, but which shall not result in the duplication of benefits thereunder.

(c) The provisions of this Section 7.9 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the First Step Effective Time, the First Step Surviving Corporation, the Surviving Entity or any of their Subsidiaries), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.9 shall (i) be treated as an amendment to any Company Employee Plan, or (ii) obligate Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates to retain the employment of any particular employee or, except to the extent provided in

Section 7.9(a)(A)-(C), maintain any particular plan, contract, arrangement, commitment or understanding or prevent Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates from amending or modifying any particular plan, contract, arrangement, commitment or understanding in accordance with its terms and applicable Law.

Section 7.10 Stock Exchange Listing. Parent shall use all reasonable efforts to obtain, prior to the First Step Effective Time, the approval for listing on the NASDAQ, effective upon official notice of issuance, of the shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Articles II and III.

Section 7.11 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be “affiliates” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act.

Section 7.12 Qualification as Reorganization for U.S. Federal Income Tax Purposes.

(a) Prior to the Closing, each Party hereto shall use all commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and shall not, without the prior written consent of the other Parties to this Agreement, intentionally take any actions, intentionally cause any actions to be taken or intentionally omit to take any action which such action or omission could prevent the Mergers from qualifying as such a reorganization. In furtherance of the foregoing, if either the Company or Parent concludes that it would be preferable for Successor Sub to be organized as a limited liability company (rather than a corporation), then (i) prior to the Closing, Parent shall cause Successor Sub to be converted into a limited liability company in accordance with Delaware Law and the Delaware Limited Liability Company Act and (ii) the Parties will make appropriate conforming amendments to this Agreement to reflect the status of Successor Sub and the Surviving Entity as a limited liability company.

(b) Parent and the Company shall cooperate with each other and use reasonable commercial efforts to obtain on or about the Closing Date the opinion of Fox Rothschild LLP, special counsel to the Company, and the opinion of Barnes & Thornburg LLP, special counsel to Parent (each such counsel, “Tax Counsel”), substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the combined effect of the Mergers will be to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Merger Sub, Successor Sub and Parent each will be a “party to the reorganization” within the meaning of Section 368 of the Code.

(c) Parent and the Company shall cooperate with each other and use commercially reasonable efforts to obtain for inclusion in the Registration Statement and any amendment thereto, an opinion from each Tax Counsel, in such form as each Tax Counsel may deem appropriate, as to the tax consequences of the contemplated Mergers as may be required by the SEC in connection with the filing of such Registration Statement or any amendment thereto.

(d) It is agreed that Parent, Merger Sub, Successor Sub and the Company shall each provide reasonable cooperation to each Tax Counsel in rendering their opinions pursuant to Sections 7.12(b) and 7.12(c), which shall include the provision of certificates setting forth data and such other information as may be requested by such Tax Counsel including, but not limited to such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Neither Company nor Parent presently knows of any reason why the Company or Parent, as applicable, will not be able to deliver such certificates.

(e) If the tax opinion of both of the Tax Counsel referred to in Section 7.12(b) is obtained (and remains in effect) by the Closing Date, then each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, for the avoidance of doubt, obtaining the tax opinions of either or both of the Tax Counsel referred to in Section 7.12(b) shall not be a condition to any Party’s obligation to consummate the Mergers or the transactions contemplated by this Agreement.

Section 7.13 Section 16 Matters. Prior to the First Step Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock or Company Equity Awards (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-(3) promulgated under the Exchange Act and resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-(3) promulgated under the Exchange Act.

Section 7.14 Financing.

(a) Parent, Merger Sub and Successor Sub acknowledge and agree that the Company and its Affiliates and its and their respective representatives shall not, prior to the First Step Effective Time, incur any liability to any Person under any financing that Parent, Merger Sub and Successor Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14 or Section 7.15 and that Parent, Merger Sub and Successor Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing contemplated by the Debt Commitment Letter, and any information utilized in connection therewith.

(b) Each of Parent, Merger Sub and Successor Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (as amended, modified, supplemented or replaced in accordance with the terms hereof), including: (i) entering into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter as promptly as practicable after the date hereof; provided that, subject to the provisions of this Section 7.14, Parent, Merger Sub and Successor Sub may replace or amend the Debt Commitment Letter; (ii) satisfying, or causing their representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub, Successor Sub or their respective representatives that are within their respective control in such definitive agreements; (iii) complying with its affirmative and negative covenants set forth in the Debt Commitment Letter; and (iv) using commercially reasonable efforts to cause the lenders and any other Persons providing the Debt Financing to fund the Debt Financing at the Closing.

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter without the prior written consent of the Company, which may be unreasonably refused if such amendments, modifications or waivers would in any material respect adversely delay or impact the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement. For the avoidance of doubt, Parent may amend or modify the Debt Commitment Letter without the consent of the Company to add or replace lenders, lead arrangers, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as such addition or replacement is not reasonably expected to (i) delay or prevent the Closing or (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter or this Section 7.14; provided, in each case, that in no event shall Parent, Merger Sub or Successor Sub be obligated or required to initiate any claim, actions, suits or proceedings against any Person party to the Debt Commitment Letter or any of the Financing Agreements. The parties to the Debt Commitment Letter (other than Parent) and any such additional or replacement lenders are referred to in this Agreement collectively as the “Financing

Sources,” and each Affiliate and controlling Person thereof, together with each of their respective directors, officers, employees, agents, advisors, attorneys and other representatives are referred to in this Agreement as the “Financing Source Related Parties.”

(d) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, (i) Parent shall within three days thereof so notify the Company in writing and (ii) Parent, Merger Sub and Successor Sub shall use their respective commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date). The definitive agreements entered into pursuant to the first sentence of this Section 7.14(d) or Section 7.14(b)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Parent shall (i) promptly furnish to the Company complete, correct and executed copies of the Financing Agreements and copies of any and all material written documentation pertaining to the availability of the Debt Financing (or any alternative financing), (ii) give the Company written notice within three days of any withdrawal, termination, amendment, supplement or modification of the Debt Commitment Letter or any alternative financing commitment, of any developments, facts or circumstances that reasonably could be concluded to result in the inability of Parent to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by Parent, or of any material breach or material threatened breach by any party of any of the Debt Commitment Letter, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent, Merger Sub or Successor Sub becomes aware or any termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any alternative financing).

Section 7.15 Financing Cooperation.

(a) Prior to the First Step Effective Time, the Company shall and shall cause its Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Debt Financing, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of the Company and/or any Company Subsidiary, in each case, as may be reasonably requested by Parent and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect, including: (i) participating in a reasonable number of meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) making available to any financing sources as promptly as practicable pertinent information in writing regarding the Company and its Subsidiaries as is reasonably requested in connection with the Debt Financing; (iii) assisting any financing sources in the preparation of (A) one or more customary offering documents, information memoranda and/or documents in connection with the Debt Financing and (B) materials for rating agency presentations; (iv) executing and delivering customary pledge and security documents or other financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and the Company Subsidiaries on a consolidated basis to the extent reasonably required in connection with the Debt Financing, and other customary certificates or documents and back-up therefor and legal opinions as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral, all such obligations under any such agreements to be subject to the Closing; (v) taking all reasonably required corporate actions, subject to the consummation of the Mergers, to permit the consummation of the Debt Financing; (vi) providing authorization letters to any financing sources authorizing the distribution of information to prospective lenders and containing customary representations to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vii) using commercially reasonable efforts to cooperate with Parent and Parent’s efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all of the Company’s Owned Real Property and all real property that the Company or any or any Company Subsidiary leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease) as reasonably requested by Parent; (viii) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and each Company Subsidiary’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under the Company’s financing facilities and arrangements, as reasonably requested by Parent; (x) making available to Parent and its financing sources promptly all documentation and other information required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (xi) cooperating reasonably with the financing sources’ due diligence of the Company and its Subsidiaries, to the extent customary and reasonable. Parent shall, promptly upon termination of this Agreement (if any), reimburse the Company for all reasonable, documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.15.

(b) In addition, prior to the First Step Effective Time, the Company shall: (i) use its commercially reasonable efforts to cause Marcum LLP, independent accountants of the Company, to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information used in connection with the Debt Financing; (ii) use its commercially reasonable efforts to provide customary representation letters and other authorizations or information to Marcum LLP, to enable them to provide the foregoing “comfort letters”; (iii) use its commercially reasonable efforts to obtain the consent of Marcum LLP for the inclusion of its reports on the Company in any document or documents to be used in connection with the Debt Financing; and (iv) cause the appropriate representatives of the Company to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Parent for delivery at the consummation of the Debt Financing.

(c) All non-public or other confidential information provided or made available by the Company, its Subsidiaries or any of the Company Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement and the Common Interest Agreements; provided that Parent, Merger Sub and Successor Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the Debt Financing so long as such Persons agree to be bound by the confidentiality and non-disclosure provisions of the Confidentiality Agreement or other customary confidentiality undertakings no less restrictive than the confidentiality and non-disclosure provisions of the Confidentiality Agreement.

(d) In the event Parent learns of a breach by the Company of this Section 7.15, Parent shall provide the Company with written notice and the Company shall have the opportunity to cure such breach within five (5) days of receipt of such notice from Parent; provided, however, that (i) if such breach is not reasonably capable of being cured within such five (5) day period, and the Company diligently works to effect a cure, then the Company will have such additional time as is reasonably necessary to cure the breach, and (ii) if such breach is not predominantly within the Company’s control, then the Company shall not be liable for breach of this Section 7.15 so long as the Company has used commercially reasonable efforts to cause the other party or parties having control over such breach to cure same. The Company shall only be liable for breaches of this Section 7.15 that are not cured in accordance with this Section 7.15(d).

(e) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability of obligation in connection with the Debt Financing (or any alternative financing) prior to the First Step Effective Time.

Section 7.16 Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Mergers or the other transactions contemplated hereby and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense of any such stockholder litigation. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.17 Rule 144. Upon the request of any beneficial owner of shares of Parent Common Stock received pursuant hereto who may be deemed to be an “affiliate” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act to transfer any shares of Parent Common Stock in reliance on the provisions of Rule 144 promulgated under the Securities Act, such Person shall furnish the Parent with a certificate containing factual representations as reasonably requested by Parent to support such Person’s reliance on Rule 144 and to support such Person’s reliance on any exemptions under any applicable state securities Laws relating to the registration or qualification of securities for sale. Upon receipt of such certificate, and assuming that all other conditions to reliance on Rule 144 and such exemptions under any applicable state Laws relating to the registration or qualification of securities for sale have been satisfied, Parent shall (a) cause its counsel to deliver a legal opinion stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities Laws relating to the registration or qualification of securities for sale, and (b) after receipt of such legal opinion, take such actions as are reasonably necessary to effect such transfer of such securities.

Section 7.18 No Adverse Effect if Corporate Tax. Notwithstanding anything in this Agreement to the contrary, if any Income Tax is imposed on any of Parent, Company, Merger Sub or Successor Sub as a result of the Mergers, then Parent and Successor Sub shall solely bear such Tax, and the imposition of such Tax shall be deemed not to constitute a breach of any representation, warranty or covenant by any Party to this Agreement. This Section 7.18 shall survive the consummation of the Mergers.

ARTICLE VIII

CONDITIONS TO THE FIRST STEP MERGER

Section 8.1 Conditions to Obligation of Each Party to Effect the First Step Merger. The respective obligation of each Party to effect the First Step Merger shall be subject to the following conditions:

(a) Stockholder Approval. The First Step Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of each of the Company and Merger Sub and the issuance of Parent Common Stock pursuant to the First Step Merger shall have been approved by the requisite vote of the stockholders of Parent, in each case in accordance with Pennsylvania Law, Delaware Law and the rules and regulations of the NASDAQ and the NYSE, as applicable;

(b) Legality. No Law, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which is in effect and has the effect of making the First Step Merger illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c) Regulatory Matters. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority (all of the foregoing, “Consents”) that are necessary for the consummation of the transactions contemplated hereby, other than Consents the failure of which to obtain would have no material adverse effect on the consummation of the transactions contemplated hereby and no Material Adverse Effect on Parent (with or without including its ownership of the Company and its Subsidiaries after the Merger) or the Company (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), shall have been filed, have occurred, have been obtained or have expired or terminated, as applicable, and all such Requisite Regulatory Approvals shall be in full force and effect;

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Article II shall have been duly approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Successor Sub set forth in: (i) Section 5.8(a) (Absence of Certain Changes or Events) and Section 5.19 (Financing) shall be true and correct in all respects at and as of the Closing Date (or such other dates as specifically set forth therein), as if made at and as of the Closing Date (or such other dates); (ii) Section 5.20 (Board Recommendation; Required Vote) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of the Closing Date; (iii) Section 5.2 (Certificate of Incorporation and Bylaws), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to this Agreement) and Section 5.18 (Brokers), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) Article V (other than the Sections of Article V described in clauses (i)-(iii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(b) Agreements, Conditions and Covenants. Parent shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in clauses (a) and (b) above.

Section 8.3 Additional Conditions to Obligation of Parent, Merger Sub and Successor Sub. The obligation of Parent, Merger Sub and Successor Sub to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in: (i) Section 4.3(b) (Capitalization) and Section 4.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date; (ii) Section 4.27 (Board Recommendation; Required Vote), Section 4.28 (Opinion of Financial Advisor), Section 4.30 (Certain of Pennsylvania Law Not Applicable) and Section 4.31 (The Company Rights Plan) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time; (iii) Section 4.3(a) (Capitalization) shall be true and correct in all but de minimis respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iv) Section 4.2 (first, second and third sentences) (Articles of Incorporation and Bylaws), Section 4.4 (Authority Relative to this Agreement) and Section 4.29 (Brokers), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (v) Article IV (other than the Sections of Article IV described in clauses (i)-(iv) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (v) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(b) Agreements, Conditions and Covenants. The Company shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in clauses (a) and (b) above; and

(d) Consents under Company Agreements. The Company shall have obtained (i) each of the consents or approvals set forth on Section 8.3(d) of the Company Disclosure Schedule; provided, however, that if the Company is unable to obtain any of such consents or approvals set forth on Section 8.3(d) of the Company Disclosure Schedule, the Company may pay off the underlying loan or terminate such agreement, notwithstanding anything in Sections 6.1(e) or (j) herein to the contrary; and (ii) the consent or approval of any Person whose consent or approval shall be required under any other agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except in the case of clause (ii) those which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall reasonably cooperate with the Company to obtain any of the foregoing consents, at no cost to Parent.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by mutual written consent of the Company and Parent as authorized by their respective Boards of Directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by either Parent or the Company as authorized by its Board of Directors and by written notice if:

(a) the First Step Effective Time shall not have occurred on or before September 30, 2013 (as such date may be extended by mutual written agreement of Parent and the Company, the “Drop Dead Date”); provided, however, that if, prior to the Drop Dead Date, the Joint Proxy Statement/Prospectus has been cleared by the SEC and the Registration Statement has been declared effective by the SEC, but not sufficiently in advance of the Drop Dead Date so as to permit the convening of the Company Stockholders’ Meeting and the Parent Stockholders Meeting in accordance with the applicable provisions of Pennsylvania Law and Delaware Law and the rules and regulations of the SEC, or to permit the consummation of the Closing if the Company Stockholders’ Approval and the Parent Stockholders’ Approval have been obtained, then the Drop Dead Date shall automatically be extended to the next earliest date that would reasonably enable the Parties to convene the Company Stockholders’ Meeting and the Parent Stockholders Meeting and/or to consummate the Closing, as applicable; provided further, however, in no event shall the Drop Dead Date be extended beyond October 31, 2013, except by mutual written agreement of the Parties;

(b) the Company Stockholders’ Approval or the Parent Stockholders’ Approval is not obtained at a duly held stockholders meeting of the Company or Parent, as applicable, including any adjournments thereof; or

(c) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable Law, order, decree or injunction which has the effect of making consummation of the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any Party that has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the First Step Merger to be consummated.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company as authorized by its Board of Directors:

(a) at any time prior to the receipt of the Company Stockholders’ Approval, in accordance with Section 6.2(e); provided that the Company has not materially breached the terms and conditions of Section 6.2; provided further that payment of the Company Termination Fee pursuant to Section 9.5(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.3(a);

(b) at any time prior to the First Step Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Successor Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would be satisfied) within twenty (20) days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(b) if: (i) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (ii) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured within twenty (20) days after written notice thereof is given by Parent to the Company (in either case (i) or (ii), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied); or

(c) at any time prior to the First Step Effective Time, if a Parent Triggering Event has occurred.

For purposes of this Agreement, a “Parent Triggering Event” will be deemed to have occurred if: (i) Parent fails to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) Parent fails to call the Parent Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement/Prospectus to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by the Company of any of its representations, warranties or covenants under this Agreement; or (iii) there has been a breach of the representations and warranties set forth in Section 5.19 (Financing) or the covenants set forth in Section 7.14 (Financing) (collectively, the “Financing Requirements”) and:

(1) any such breach of the Financing Requirements is not cured by the earlier of the Drop Dead Date or within twenty (20) days after written notice thereof is given by the Company to Parent, Merger Sub and Successor Sub,

(2) all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 and the Company’s readiness, willingness and ability to consummate the transactions contemplated by this Agreement, any condition set forth in Section 8.1, Section 8.2 or Section 8.3 shall be deemed satisfied if the failure of such condition resulted primarily from (A) any action or inaction by Parent, Merger Sub and/or Successor Sub not done in good faith, or (B) Parent’s, Merger Sub’s or Successor Sub’s breach of the Financing Requirements, and

(3) Parent, Merger Sub and Successor Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the written notice by the Company specified in paragraph (2) above;

provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c) if a Change of Recommendation shall have occurred prior to the occurrence of such Parent Triggering Event; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c)(i) or 9.3(c)(ii) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured, in each case within twenty (20) days after written notice thereof is given by Parent to the Company (in either case (A) or (B), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied).

Section 9.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time by Parent as authorized by its Board of Directors if:

(a) a Company Triggering Event has occurred; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this

Agreement, such that a condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would be satisfied) within twenty (20) days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if: (A) any material covenant of Parent, Merger Sub or Successor Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be a material breach in any representation or warranty of Parent, Merger Sub or Successor Sub contained in this Agreement that shall not have been cured within twenty (20) days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

(c) For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if: (i) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or a Change of Recommendation occurs; (ii) the Company fails to call the Company Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement/Prospectus to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by Parent, Merger Sub or Successor Sub of any of their respective representations, warranties or covenants under this Agreement; (iii) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its stockholders; (iv) the Board of Directors of the Company, upon written request of Parent following any public proposal or public offer for a Competing Proposal directed to the Company or the Board of Directors of the Company, fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after such request; provided that Parent shall be entitled to make such a written request for reaffirmation only once for each such Competing Proposal and once for each increase of price of such Competing Proposal; or (v) the Company or any of its Subsidiaries intentionally and materially breaches its obligations under Section 6.2.

Section 9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Agreement, no termination shall relieve any Party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement or the Common Interest Agreements, all of which obligations shall survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to $6,740,000 (the “Company Termination Fee”) by wire transfer of immediately available funds on the date that the Company Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b) as a result of the failure to obtain the Company Stockholders’ Approval, if the following occurs:

(A) after the date of this Agreement, any third party makes a Competing Proposal to the Company or publicly discloses or announces a bona fide intention to make a Competing Proposal, in each case, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Stockholders’ Meeting; and

(B) within twelve (12) months of such termination, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the stockholders of the Company, a Competing Proposal, in each case, which is consummated and which is from or with a third party that made, or publicly disclosed or announced a bona fide intention to make, a Competing Proposal during the time periods set forth in Section 9.5(b)(i)(A)(1) or (2) above;

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of either the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, a Company Triggering Event shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Company shall pay Parent the Company Termination Fee no later than: (x) the date of consummation of (and as a condition precedent to the consummation of) the applicable Competing Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two Business Days after termination of this Agreement in the case of clause (iii) above. Parent, Merger Sub and Successor Sub agree that payment of the Company Termination Fee, if the Company Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of Parent, Merger Sub and Successor Sub upon termination of this Agreement in the circumstance described in this Section 9.5(b).

The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Successor Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(c), then Parent shall pay to the Company a fee equal to $10,365,000 (the “Parent Termination Fee”), which shall be paid within two (2) Business Days of such termination, by wire transfer of immediately available funds to one or more accounts designated by the Company. The Company agrees that payment of the Parent Termination Fee, if the Parent Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of the Company (including, without limitation, as against the Financing Sources and the Financing Source Related Parties) upon termination of this Agreement pursuant to Section 9.3(c).

Parent, Merger Sub and Successor Sub acknowledge that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.5(c) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

Section 9.6 Amendments; Waivers. At any time prior to the First Step Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Successor Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholders’ Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time prior to the First Step Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or Successor Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the First Step Effective Time or upon the termination of this Agreement pursuant to Article IX, as the case may be, except that (a) the agreements set forth in Article I and Sections 2.5, 7.8 and 7.18 shall survive the First Step Effective Time indefinitely, (b) the agreements and representations set forth in Sections 4.12, 4.29, 5.12, 5.18, 7.5(c), 7.15(a) (last sentence), 10.3, 10.10, and 10.11, and Article IX shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or agreement of the Parties that by its terms contemplates performance after the First Step Effective Time.

Section 10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

(a)	if to the Company, to:

Met-Pro Corporation
160 Cassell Road, P.O. Box 144
Harleysville, PA 19438
Attention: Raymond J. De Hont
Facsimile No.: 215-723-6226
E-mail: rdehont@met-pro.com

with a copy to:

Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia, PA 19103
Attention: Jeffrey H. Nicholas
Facsimile No.: 215-345-7507
E-mail: JNicholas@foxrothschild.com

(b)	if to Parent, Merger Sub or Successor Sub, to:

CECO Environmental Corp. 4625 Red Bank Road Cincinnati, OH 45227 Attention: Jeff Lang Facsimile No.: 513-458-2647 E-mail: jeff.lang@cecoenviro.com with a copy to:

Barnes & Thornburg LLP One North Wacker Drive Suite 4400 Chicago, IL 60606 Attention: Leslie J. Weiss Facsimile No.: 312-759-5646 E-mail: leslie.weiss@btlaw.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party: upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail; provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Joint Proxy Statement/Prospectus and the Registration Statement, as well as the filing fees related thereto, shall be shared equally by the Company and Parent.

Section 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.

(c) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(e) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(f) “Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government or quasi-governmental authority, or any private body exercising any regulatory or other governmental or quasi-governmental authority, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

(g) “Knowledge” of any Party shall mean the actual knowledge of the executive officers of such Party following reasonable inquiry.

(h) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, tariff or agency requirement of any Governmental Authority.

(i) “Material Adverse Effect” means (A) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or (B) a material adverse effect on the ability of the Company or Parent, Merger Sub or Successor Sub, as applicable, to consummate the transactions contemplated hereby; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (1) the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, (2) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, conduct operations, (3) any failure by the Company or Parent, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof; provided, however, that the exception in this clause (3) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, (4) changes in GAAP or in any applicable Law (or the interpretation thereof) after the date of this Agreement, (5) changes generally affecting the industries in which the Company or Parent, as applicable, operate, or (6) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or Parent, as applicable, or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions; provided further that, with respect to clauses (2), (4), (5) and (6), any such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

(j) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(k) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

(l) “Subsidiary,” “Company Subsidiary,” or “Parent Subsidiary” means any corporation, limited liability company or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock, limited liability company interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity.

(m) “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Taxing authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

(n) “Tax Returns” means returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns

Section 10.5 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 10.5(b), the Parties further agree that each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(b) Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 10.5(a), it is explicitly agreed that the Company shall be entitled to seek and obtain specific performance of Parent’s, Merger Sub’s and Successor Sub’s obligation to proceed with the Closing and effect the Mergers in accordance with Section 1.3 in the event that, but only in the event that, (i) all of the conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be reasonably capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or alternative financing pursuant to Section 7.14(d)) is available, or will be available, at the Closing if Parent, Merger Sub and Successor Sub proceed with the Closing, and (iii) the Company has confirmed in writing that if specific performance is granted, and the Debt Financing (or alternative financing pursuant to Section 7.14(d)) is available, then the Company is ready, willing and able to effect the Closing. For the avoidance of doubt, in no event shall the Company be entitled to (A) enforce or seek to enforce specifically the obligation of Parent, Merger Sub or Successor Sub to proceed with the Closing and effect the Mergers if the Debt Financing (or the alternative financing contemplated by Section 7.14(d)) is not, or will not be, available at the Closing or (B) obtain an order of specific performance to cause any Financing Source or any Financing Source Related Party to consummate the Debt Financing.

Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Common Interest Agreements, the Lock-Up Agreements and the Voting Agreement, constitute the entire agreement and, except as expressly set forth herein, supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, are not intended to confer upon any Person, other than the Company, Parent, Merger Sub and Successor Sub, any rights or remedies, except that (a) the provisions of Article III shall be enforceable by holders of Certificates, (b) the provisions of Section 7.8 shall be enforceable by Indemnified Parties to the extent provided therein and (c) the provisions of Section 9.5(c) (to the extent provided for in the parenthetical referring to the Financing Sources and the Financing Source Related Parties), Section 10.5(b), Section 10.10 and Section 10.11 shall be enforceable by the Financing Sources and the Financing Source Related Parties. The Parties further agree that the rights of third party beneficiaries under Article III and Section 7.8 shall not arise unless and until the First Step Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Jurisdiction; Venue. Other than the validity of the First Step Merger and any questions regarding the fiduciary duties of the members of the Company’s Board of Directors, which shall be governed by the Laws of the Commonwealth of Pennsylvania, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the Parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The Parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 shall be deemed effective service of process on such Party.

Notwithstanding the foregoing, each of the parties further acknowledges and agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST ANY FINANCING SOURCE OR FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the Disclosure Schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MET-PRO CORPORATION

By:	/s/ Raymond J. De Hont

Name:	Raymond J. De Hont

Title:	Chief Executive Officer and President

CECO ENVIRONMENTAL CORP.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

MUSTANG ACQUISITION INC.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

MUSTANG ACQUISITION II INC.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Lock-Up Agreement

[LETTERHEAD OF SIGNATORY IF APPLICABLE]

April 21, 2013

Met-Pro Corporation

160 Cassell Road

Harleysville, Pennsylvania 19438

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), entered into by and among Met-Pro Corporation, a Pennsylvania corporation (the “Company”), CECO Environmental Corp., a Delaware corporation (“Parent”), Mustang Acquisition Inc., a Delaware corporation, and Mustang Acquisition II Inc., a Delaware corporation, the undersigned, a holder of Parent Common Stock, hereby agrees to be bound by the terms and conditions of this Lock-Up Agreement (this “Agreement”), effective upon the closing of the First Step Merger (the “Closing”). Terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

To induce the Company to enter into the Merger Agreement and to effect the Closing, the undersigned agrees that the undersigned will not, for a period commencing on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether owned as of the Closing Date or thereafter acquired during the Lock-Up Period, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Undersigned’s Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction during the Lock-Up Period that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, this Agreement will not prohibit the undersigned from (a) exercising options and/or warrants owned by the undersigned as of the Closing Date that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by the undersigned in connection therewith shall be subject to this Agreement; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any transaction restricted by this Agreement during the Lock-Up Period; or (c) making (i) bona fide gifts of the Undersigned’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any transfer of the Undersigned’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the undersigned or the undersigned’s spouse). In addition to the foregoing, in the event the undersigned is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of the Undersigned’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

In addition, the undersigned agrees that the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Undersigned’s Shares or any securities convertible into, exercisable for, or exchangeable for the Undersigned’s Shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar relating to the transfer of the Undersigned’s Shares, except in compliance with the restrictions described above. In furtherance of the foregoing, Parent and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Except for that certain Voting Agreement between the undersigned and the Company, dated as of the date hereof, the undersigned now has, and, except as contemplated and permitted by the third paragraph of this Agreement, for the duration of this Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever.

The undersigned understands that the Company will proceed to effect the Closing of the Mergers in reliance upon this Agreement. This Agreement is irrevocable, may not be amended or modified in any manner, and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned. Moreover, the undersigned understands and agrees that the Company is relying upon the accuracy, completeness, and truth of the undersigned’s representations, warranties, agreements, and certifications contained in this Agreement. The undersigned further understands and agrees that the Closing of the Mergers is intended to and will provide material economic benefit to the undersigned.

If for any reason the Merger Agreement shall be terminated prior to the Closing of the Mergers, this Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

[NAME OF STOCKHOLDER]

[NAME]

Signature Page to Lock-Up Agreement

Exhibit B

Form of Voting Agreement

Voting Agreement

THIS VOTING AGREEMENT, dated as of April 21, 2013 (this “Agreement”), is entered into by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), and MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, Mustang Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Mustang Acquisition II Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Successor Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company and (ii) the subsequent merger of the Company with and into Successor Sub (the foregoing clauses (i) and (ii), collectively, the “Mergers”), in each case, pursuant to, and subject to the terms and conditions of, the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the shares of Parent Common Stock beneficially owned by the Stockholders and set forth below each Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein, or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.	Representations of Stockholder.

Each Stockholder represents and warrants to the Company that:

(a) (i) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all security interests, liens, claims, pledges, limitations in the

Stockholder’s voting rights, charges or other encumbrances of any nature whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or under this Agreement), and (ii) except pursuant to this Agreement and that certain lock-up letter agreement dated the date hereof delivered by such Stockholder to the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, in each case, which are inconsistent with the terms of this Agreement.

(b) Such Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Such Stockholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, other than the filing of a Schedule 13D/A with the Securities and Exchange Commission. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(f) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, Successor Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein.

(h) The Closing of the Mergers is intended to and will provide material economic benefit to such Stockholder.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Parent: (i) in favor of the issuance by Parent of the Parent Common Stock Consideration to be issued in connection with the Closing of the Mergers and any other action required to consummate the Mergers that may be submitted to a vote of the stockholders of Parent, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or Successor Sub under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s, Merger Sub’s or Successor Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including by way of any amendments to Parent’s Certificate of Incorporation or Bylaws).

Each Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to Parent’s stockholders generally. For the avoidance of doubt, clauses (i) and (ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by Parent’s Board of Directors.

(b) Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares, but only to the extent provided in and with respect to the matters described in Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and shall revoke any and all prior proxies granted by each Stockholder with respect to the Shares (but only with respect to the matters set forth in Section 3(a)); provided that each Stockholder may grant subsequent proxies with respect to any matter other than those specified in Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that would be inconsistent with Section 3 above, other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, Stockholder shall not Transfer any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.

Notwithstanding anything in this Agreement to the contrary, this Agreement will not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by such Stockholder in connection therewith shall be subject to this Agreement as “Shares”; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any Transfer of Shares during the term of this Agreement; or (c) making (i) bona fide gifts of such Stockholder’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any Transfer of such Stockholder’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the Transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the applicable Stockholder or the applicable Stockholder’s spouse). In addition to the foregoing, in the event a Stockholder is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of such Stockholder’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

6.	Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of, and prior to the termination of, this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, and (c) the mutual agreement of the Company and the Stockholders to terminate this Agreement; provided, however, that (i) Section 12 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Stockholders from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

8.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to Parent or its stockholders.

9.	Specific Performance.

Each party hereto acknowledges that it may be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that each other party may seek injunctive relief or other equitable remedies, in addition to remedies at law or damages, for any such failure. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

10.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between and among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given in accordance with the Merger Agreement: (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address, e-mail address, or facsimile shown below such Stockholder’s signature on the signature page hereto.

12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

(c) The Company may seek to enforce the terms and conditions of this Agreement against one or more Stockholders, and any breach of this Agreement by a Stockholder shall not relieve the non-breaching Stockholders from the obligations imposed on such Stockholders hereunder.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(d).

(e) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

(i) The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

(j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including the Stockholders’ estates and heirs upon the death of any of the Stockholders, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MET-PRO CORPORATION

By

Name:
Title:

Signature Page to Voting Agreement

Name: Phillip DeZwirek

Number of Shares of Parent Common

Stock Beneficially Owned as of the

Date of this Agreement: 720,841*

Number of Warrants/Options

Beneficially Owned as of the Date of

this Agreement: 0*

Address: 2300 Yonge Street

Suite 1710

Toronto, Ontario, Canada

M4P 1E4

Fax:

E-mail:

ICARUS INVESTMENT CORP.

By:

Name:

Number of Shares of Parent Common

Stock Beneficially Owned as of the

Date of this Agreement: 2,574,736

Number of Warrants/Options

Beneficially Owned as of the Date of

this Agreement: 250,000

Address: 2300 Yonge Street

Suite 1710

Toronto, Ontario, Canada

M4P 1E4

Fax:

E-mail:

Name: Jason DeZwirek

Number of Shares of Parent Common

Stock Beneficially Owned as of the

Date of this Agreement: 1,361,770*

Number of Warrants/Options

Beneficially Owned as of the Date of

this Agreement: 0*

Address: 2300 Yonge Street

Suite 1710

Toronto, Ontario, Canada

M4P 1E4

Fax:

E-mail:

*	Excludes shares of Parent Common Stock and Warrants/Options owned directly by Icarus Investment Corp.

Signature Page to Voting Agreement

Exhibit C

Amended and Restated Articles of Incorporation

ARTICLE 1: The name of the corporation is Met-Pro Corporation (the “Company”).

ARTICLE 2: The address of the registered office of the Company in the Commonwealth of Pennsylvania is [                    ].

ARTICLE 3: The Company is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

ARTICLE 4: The Company is organized on a stock share basis, and the aggregate number of shares of stock which the Company shall have authority to issue is One Hundred (100), each share to be designated as a Common Share and to have a par value of Ten Cents ($0.10).

ARTICLE 5: The following provisions of the BCL shall not apply to the Company:

(a) Section 2538 (relating to approval of transactions with interested shareholders);

(b) Subchapter 25E (relating to control transactions); and

(c) Subchapter 25G (relating to control share acquisitions).

ARTICLE 6: Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the BCL.

ARTICLE 7: The Board of Directors is expressly authorized from time to time to adopt, amend and repeal the Bylaws of the Company or any provision thereof and to adopt new Bylaws. The Bylaws may be amended and repealed, and new Bylaws may be adopted, by the shareholders only if approved by the affirmative vote of at least 80% of the outstanding shares entitled to vote at any regular or special meeting duly convened after written notice to the shareholders that the purpose, or one of the purposes, of the meeting is to consider the amendment or repeal of the Bylaws.

ARTICLE 8: Special meetings of shareholders of the Company may be called only by the Board of Directors pursuant to the terms of the Bylaws, or the Chairman of the Board, and may not be called by any other person or persons.

ARTICLE 9: The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws, but shall not be less than two. Election of directors need not be by ballot unless the Bylaws so provide. Vacancies among the directors and newly created directorships resulting from an increase in the number of directors shall be filled in the manner provided in the Bylaws.

ARTICLE 10:

(a) (1) A director of the Company shall stand in a fiduciary relation to the Company and shall perform his or her duties as a director, including the director’s duties as a member of any committee of the Board of Directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; or (iii) a committee of the Board of

Directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause the director’s reliance to be unwarranted.

(2) In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Company, consider the effects of any action upon employees, suppliers and customers of the Company and communities in which offices or other establishments of the Company are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Article 10(a)(1) hereof.

(3) Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Company.

(4) A director of the Company shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his or her office under Article 10(a)(1) through Article 10(a)(3) hereof; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(5) The provisions of Article 10(a)(4) hereof shall not apply to: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law.

(b) Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 11:

(a) Every person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer of or serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

(b) To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limits created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others.

(c) Neither any amendment nor repeal of this Article 11, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 11, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 12: These Articles of Incorporation may be amended at any time as permitted by law, subject to the express terms hereof, and all rights conferred upon the shareholders or others herein are granted subject to this reservation.

ARTICLE 13: The name and address (including number and street, if any) of the incorporator is [                    ].

Exhibit D

Amended and Restated Bylaws

ARTICLE I

NAME AND OFFICES

Section 1. The name of the corporation is “Met-Pro Corporation”.

Section 2. The corporation may have offices at such places both within and without the Commonwealth of Pennsylvania as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. All meetings of the shareholders shall be held at such place within or without the Commonwealth, as may be from time to time fixed or determined by the board of directors. One or more shareholders may participate in a meeting of the shareholders by means of conference telephone or other electronic means, including, without limitation, the Internet.

Section 2. An annual meeting of the shareholders, commencing with the year 2013, shall be held on April 1, if not a legal holiday and, if a legal holiday, then on the next secular day following at such location as may be specified by the board of directors, when they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called at any time by the president, or a majority of the board of directors, or by shareholders entitled to cast at least twenty percent of the votes that all shareholders are entitled to cast at the particular meeting, upon written request delivered to the secretary of the corporation. Such request shall state the general nature of the business to be transacted at the proposed meeting. Upon receipt of any such request, it shall be the duty of the secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty days after the receipt of the request. If the secretary shall neglect to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 4. Written notice of every meeting of the shareholders shall be given by or at the direction of the secretary or other authorized person to each shareholder entitled to vote thereat at least five days prior to the meeting, unless a greater period of notice is required by law. If the secretary or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

Section 5. Business transacted at all special meetings of shareholders shall be limited to the purposes stated in the notice, provided that whenever the language of a proposed resolution is included in the notice, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 6. The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation or by these bylaws. If, however, any meeting of shareholders cannot be organized because a quorum has not attended, the shareholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, such meeting may be adjourned only from day to day or for such longer periods not exceeding fifteen days each as the holders of a majority of the shares present in person or by proxy shall direct. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter. At any adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Except as otherwise provided by law or by these bylaws, whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Section 8. Unless otherwise provided in the articles, every shareholder shall be entitled to one vote for every share standing in the shareholder’s name on the books of the corporation. The articles may restrict the number of votes that a single holder or beneficial owner, or such a group of holders or owners, of shares of any class or series may directly or indirectly cast in the aggregate for the election of directors or on any other matter coming before the shareholders on the basis of any facts or circumstances that are not manifestly unreasonable and as otherwise provided by law. A shareholder may vote in person or by proxy authorized in accordance with law.

Section 9. Any action required or permitted to be taken at a meeting of the shareholders or of a class of the shareholders may be taken without a meeting if prior to or subsequent to the action, a consent or consents thereto by all of the shareholders who would have been entitled to vote at a meeting for such purpose shall be filed with the secretary of the corporation.

Any action required or permitted to be taken at a meeting of the shareholders or of a class of the shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the corporation. Such action shall not become effective until after at least ten days’ notice of such action shall have been given to each shareholder of record entitled to vote thereon who has not consented thereto.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be two. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2 of this article, and each director shall hold office until his or her successor is elected and qualified. Directors need not be shareholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the remaining number of the board, though less than a quorum and each person so elected shall be a director to serve for the balance of the unexpired term.

Section 3. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these bylaws directed or required to be exercised and done by the shareholders.

Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the Commonwealth of Pennsylvania.

One or more directors may participate in a meeting of the board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.

Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the shareholders at the meeting at which such directors were elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole board shall be present. In the event of the failure of the shareholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the shareholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for such meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of at least a majority of the board at a duly convened meeting, or by unanimous written consent.

Section 7. Special meetings of the board may be called by the president on one day’s notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 8. At all meetings of the board a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except as may be otherwise specifically provided by statute or by the articles of incorporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 10. The board of directors may, by resolution adopted by a majority of the whole board, establish one or more committees consisting of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee to the extent provided in such resolution or in these bylaws, shall have and exercise all of the powers and authority of the board of directors in the management of the business and affairs of the corporation except as otherwise restricted by law. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. A committees shall keep regular minutes of the proceedings and report the same to the board when required.

ARTICLE IV

NOTICES

Section 1. Notices to directors and shareholders shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, to his or her postal address appearing on the books of the corporation or, in the case of directors, supplied by him or her to the corporation for the purpose of notice. Notice in the manner set forth above shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person. However, if this corporation is not a closely held corporation and notice of any regular or special meeting of the shareholders (or any other notice required to be given to all shareholders or to all holders of a class or series of shares) is sent by mail at least twenty days prior to the day named for the meeting or any corporate or shareholder action specified in the notice, such notice may be sent by any class of postpaid mail.

Notice may also be given by facsimile transmission, e-mail or other electronic communication to the person’s facsimile number or address for e-mail or other electronic communications supplied by him or her to the corporation for the purpose of notice. Such facsimile or electronic notice shall be deemed given to the person entitled thereto when sent.

A notice of meeting shall specify the day and hour and geographic location, if any, of the meeting and any other information required by law. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting.

Section 2. Whenever any written notice is required to be given under the provisions of law or the articles of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a president, a secretary and a treasurer. The president and secretary shall be natural persons of full age; the treasurer may be a corporation but, if a natural person, shall be of full age. The board of directors may also choose vice-presidents and one or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

Section 2. The board of directors, immediately after each annual meeting of shareholders, shall elect a president, who may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed with or without cause by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

ARTICLE VI

SHARES

Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated if so provided for in these bylaws. Every share certificate shall be signed by the president or vice-president and the secretary or an assistant secretary or the treasurer or an assistant treasurer and shall be sealed with the corporate seal which may be facsimile, engraved or printed. Each certificate shall state: (1) that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania; (2) the name of the person to whom issued; and (3) the number and class of shares and the designation of the series, if any, that the certificate represents.

Section 2. Where a certificate is signed by a transfer agent or an assistant transfer agent or a registrar, the signature of any president, vice-president, treasurer, assistant treasurer, secretary or assistant secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than ninety days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided herein. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

ARTICLE VII

LIABILITY OF DIRECTORS

Section 1. A director of the corporation shall stand in a fiduciary relation to the corporation and shall perform his or her duties as a director, including the director’s duties as a member of any committee of the board of directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; or (c) a committee of the board of directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause the director’s reliance to be unwarranted.

Section 2. In discharging the duties of their respective positions, the board of directors, committees of the board of directors and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Section 1 above.

Section 3. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

Section 4. A director of the corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (a) the director has breached or failed to perform the duties of his or her office under Sections 1 through 3 above; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 5. The provisions of Section 4 above shall not apply to: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, DIRECTORS EMPLOYEES AND AGENTS

Section 1. The corporation shall indemnify any director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 2. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. It is the policy of the corporation that indemnification of, and advancement of expenses to, directors and officers of the corporation shall be made to the fullest extent permitted by law. To this end, the provisions of this ARTICLE VIII shall be deemed to have been amended for the benefit of directors and officers of the corporation effective immediately upon any modification of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) or any modification, or adoption of any other law that expands or enlarges the power or obligation of corporations organized under the BCL to indemnify, or advance expenses to, directors and officers of corporations.

Section 3. The corporation shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending an action, or proceeding referred to in this ARTICLE VIII in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 4. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5. The corporation shall have the authority to create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner, its indemnification obligations, whether arising under these bylaws or otherwise. This authority shall include, without limitation, the authority to: (a) deposit funds in trust or in escrow; (b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the corporation; or (d) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this ARTICLE VIII. The provisions of this ARTICLE VIII shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 1 of this ARTICLE VIII but whom the corporation has the power or obligation to indemnify, or to advance expenses for, under the provisions of the BCL or otherwise. The authority granted by this Section 5 shall be exercised by the board of directors of the corporation.

Section 6. The corporation shall have the authority to enter into a separate indemnification agreement with any officer, director, employee or agent of the corporation or any subsidiary providing for such indemnification of such person as the board of directors shall determine up to the fullest extent permitted by law.

Section 7. As soon as practicable after receipt by any person specified in Section 1 of this ARTICLE VIII of notice of the commencement of any action, suit or proceeding specified in Section 1 of this ARTICLE VIII, such person shall, if a claim with respect thereto may be made against the corporation under this ARTICLE VIII, notify the corporation in writing of the commencement or threat thereof; however, the omission so to notify the corporation shall not relieve the corporation from any liability under this ARTICLE VIII unless the corporation shall have been prejudiced thereby or from any other liability which it may have to such person other than under this ARTICLE VIII. With respect to any such action as to which such person notifies the corporation of the commencement or threat thereof, the corporation may participate therein at its own expense and, except as otherwise provided herein, to the extent that it desires, the corporation, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by the corporation to the reasonable satisfaction of such person. After notice from the corporation to such person of its election to assume the defense thereof, the corporation shall not be liable to such person under this ARTICLE VIII for any legal or other expenses subsequently incurred by such person in connection with the defense thereof other than as otherwise provided herein. Such person shall have the right to employ his or her own counsel in such action, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of such person unless: (a) the employment of counsel by such person shall have been authorized by the corporation; (b) such person shall have reasonably concluded that there may be a conflict of interest between the corporation and such person in the conduct of the defense of such proceeding; or (c) the corporation shall not in fact have employed counsel to assume the defense of such action.

Section 8. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE VIII.

ARTICLE IX

GENERAL PROVISIONS

Section 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 2. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

ARTICLE X

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed by a majority vote of the shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action by the directors and subject to other statutory restrictions.